SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JABIL CIRCUIT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

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(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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JABIL CIRCUIT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 17, 2008

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), will be held on Thursday, January 17, 2008, at 10:00 a.m., local time, in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704 for the following purposes:

1. To elect nine directors to serve for the ensuing year or until their successors are duly elected and qualified;

2. To approve an amendment to increase the size of the Jabil Circuit, Inc. 2002 Stock Incentive Plan by 2,500,000 shares;

3. To ratify the appointment of KPMG LLP as Jabil’s independent registered public accountants for the fiscal year ending August 31, 2008; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Jabil’s board of directors intends to present the following nine nominees for director at the Annual Meeting: Laurence S. Grafstein, Mel S. Lavitt, Timothy L. Main, William D. Morean, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone and Kathleen A. Walters. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on November 26, 2007 are entitled to notice of and to vote at the Annual Meeting.

A list of all stockholders entitled to vote at the 2007 Annual Meeting will be available for examination at the Office of General Counsel of Jabil Circuit, Inc., at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, for the ten days before the meeting between 9:00 a.m. and 5:00 p.m., local time, and at the place of the Annual Meeting during the Annual Meeting.

You have the option to receive future proxy materials electronically via the Internet. You may choose to do so by following the simple instructions contained in this mailing. Offering electronic delivery of future annual reports and proxy statements is not only cost-effective for Jabil but is also friendlier to the environment.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website shown on the proxy card; or (2) mark, date, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you elected to receive the 2007 proxy materials over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment or we discontinue the availability of our proxy materials on the Internet. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

FOR THE BOARD OF DIRECTORS OF JABIL CIRCUIT, INC.

Robert L. Paver
General Counsel and Secretary

St. Petersburg, Florida

December 20, 2007

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE THROUGH THE INTERNET.

JABIL CIRCUIT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

January 17, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Jabil Circuit, Inc., a Delaware corporation (except where the context otherwise requires, references herein to “Jabil,” “we,” “our,” or “us” mean Jabil Circuit, Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders to be held on Thursday, January 17, 2008, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704. Jabil’s principal executive office is located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, and its telephone number at that location is (727) 577-9749.

These proxy solicitation materials, together with Jabil’s 2007 Annual Report to Stockholders, were mailed on or about December 20, 2007 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Measurement Date

Stockholders of record at the close of business on November 26, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of November 15, 2007 (the “Measurement Date”), 209,526,726 shares of Jabil’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Other Information-Share Ownership by Principal Stockholders and Management.” The closing sales price of Jabil’s common stock on the New York Stock Exchange (“NYSE”) on the Measurement Date was $18.21 per share.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Jabil’s Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet at a later date) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by Jabil. In addition, Jabil may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Jabil’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Abstentions (votes “withheld”) and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present and voting, the nine nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, abstentions and broker non-votes will have no effect on the election of directors in Proposal 1. The approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on such Proposal, and that the total votes cast on such Proposal constitute at least a majority of the shares that are present entitled to be voted on such specific Proposal. Because broker non-votes are not shares entitled to vote, they will have no effect on the approval of Proposal 2. Proposal 3 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on such specific Proposal. Abstentions and broker non-votes will have no effect on the approval of Proposal 3. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Electronically via the Internet

For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Computershare Investor Services (“Computershare”), Jabil’s transfer agent, may vote by mailing in the proxy or on the Internet at the following address on the World Wide Web: www.investorvote.com. Specific instructions to be followed by any registered stockholder interested in voting via the Internet are set forth on the enclosed proxy card. Votes submitted via the Internet by a registered stockholder must be received by 11:59 p.m. (Eastern Standard Time) on January 16, 2008.

For Shares Registered in the Name of a Brokerage or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Standard Time) on January 16, 2008. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

These Internet voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholders. Also, please be aware that Jabil is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Jabil. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s proxy statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note, however, that the Securities and Exchange Commission (the “SEC”) recently enacted rules regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, and we may decide to change our procedures for the distribution of our proxy materials by next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s 2008 Annual Meeting of Stockholders must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and must be received by Jabil no later than August 22, 2008 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2008 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Jabil is provided with written notice of such proposal by November 5, 2008. Any proposals must be mailed to our principal executive offices located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716; Attention: Corporate Secretary.

Fiscal Year End

Jabil’s fiscal year ends August 31.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

A board of nine directors is to be elected at the 2007 Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

The names of Jabil’s nominees for director and certain information about them are set forth below:

Name	Age	Principal Position	Director Since
William D. Morean (1)	52	Chairman of the Board of Directors	1978
Thomas A. Sansone	58	Vice Chairman of the Board of Directors	1983
Timothy L. Main (1)	50	Chief Executive Officer, President and Director	1999
Lawrence J. Murphy	65	Director	1989
Mel S. Lavitt (2)(3)(4)	70	Director	1991
Steven A. Raymund (2)(3)(4)	52	Director	1996
Frank A. Newman (2)(3)(4)	59	Director	1998
Laurence S. Grafstein (4)	47	Director	2002
Kathleen A. Walters	56	Director	2005

(1)	Member of the committee that previously administered stock option plans for non-officers and non-directors (which ceased to exist as of August 2007).
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Nominating and Corporate Governance Committee.

Except as set forth below, each of the nominees has been engaged in his principal occupation set forth below during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the directors are “independent” as defined in the applicable listing standards of the NYSE.

William D. Morean. Mr. Morean has served as Chairman of the Board of Directors since 1988 and as a director since 1978. Mr. Morean joined Jabil in 1977 and assumed management of day-to-day operations the following year. Mr. Morean was Chief Executive Officer from 1988 to September 2000. Mr. Morean has also served as Jabil’s President and Vice President and held various operating positions with Jabil.

Thomas A. Sansone. Mr. Sansone served as President of Jabil from 1988 to January 1999 when he became Vice Chairman of the Board of Directors. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He also served as an adjunct Professor at Detroit College of Law. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University.

Timothy L. Main. Mr. Main has served as Chief Executive Officer of Jabil since September 2000, as President since January 1999 and as a director since October 1999. He joined Jabil in April 1987 as a Production

Control Manager, was promoted to Operations Manager in September 1987, to Project Manager in July 1989, to Vice President Business Development in May 1991, and to Senior Vice President, Business Development in August 1996. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main has earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird).

Lawrence J. Murphy. Mr. Murphy is an independent business consultant focusing on mergers and acquisition related matters and has served as a director of Jabil since September 1989 and as an independent consultant to Jabil from September 1997 until February 2004. From March 1992 until September 1997, Mr. Murphy served as a director of Core Industries, a diversified conglomerate where he held various executive level positions since 1981, including Executive Vice President and Secretary. Prior to joining Core Industries, Mr. Murphy was a practicing attorney at the law firm of Bassey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche. Mr. Murphy serves as a director on the Board of Third Wave Technologies, Inc., a molecular diagnostic products company. Mr. Murphy is also currently a member of the Board of Advisors for Baker Financial, a financial consulting services firm and the McCoig Group, a privately-held ready-mix concrete company based in Michigan.

Mel S. Lavitt. Mr. Lavitt has served as a director of Jabil since September 1991. Currently, Mr. Lavitt is the Co-Managing Partner of GC Capital Management LLC, a registered investment advisory firm. Mr. Lavitt served as a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) from August 1992 (and also as Vice Chairman beginning in December 1999) until July 2007. From June 1987 until August 1992, Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until June 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt currently serves as a director on the Boards of Migo Software, Inc. and St. Bernard Software, Inc. Mr. Lavitt also serves on the Board of the Utah Governor’s Office of Economic Development. Mr. Lavitt is a graduate of Brown University.

Steven A. Raymund. Mr. Raymund has served as a director of Jabil since January 1996. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984, and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986. Effective October 2006, Mr. Raymund resigned from his position as Chief Executive Officer of Tech Data Corporation. Mr. Raymund currently serves as Chairman of the Board of Directors of Tech Data Corporation and is also a director of WESCO International, Inc.

Frank A. Newman. Mr. Newman has served as a director of Jabil since January 1998. Mr. Newman has been Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, since March 2003 and its Chief Executive Officer since November 2002. From January 2001 until November 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From April 2000 until January 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmacy company. From June 1993 until June 2000, Mr. Newman was the President, Chief Operating Officer and a director of Eckerd Corporation, a retail drug store chain, and was its Chief Executive Officer from February 1996 until June 2000 and its Chairman of the Board of Directors from February 1997 until June 2000. From January 1986 until May 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. Mr. Newman is also a director of JoAnn Stores, Inc. and Medical Nutrition USA, Inc.

Laurence S. Grafstein. Mr. Grafstein has served as a director of Jabil since April 2002. Mr. Grafstein has been Managing Director and co-head of Technology, Media and Telecommunications for Lazard Freres & Co. LLC since joining the firm in 2001. He has been an investment banker since 1990. Prior to joining Lazard Freres & Co., Mr. Grafstein headed the telecommunications practices at the investment banks Credit Suisse First Boston and Wasserstein Perella & Co. and was a co-founder of Gramercy Communications Partners LLC. Mr. Grafstein has earned a B.A. from Harvard, an M.Phil from Oxford University and a J.D. from the University of Toronto.

Kathleen A. Walters. Ms. Walters has served as a director of Jabil since January 2005. Beginning in 2004, Ms. Walters has had a variety of roles with Georgia-Pacific Corp., and is currently the Executive Vice President of the Global Consumer Products Group for Georgia-Pacific LLC with responsibility for the company’s consumer and business to business packaged goods businesses worldwide. She began her career at Chase Manhattan Bank in 1973 and joined Scott Paper Company in 1978, performing in a variety of financial and business management roles for 17 years. After Scott Paper was acquired by Kimberly-Clark Corp. in 1995, Ms. Walters spent six years with Kimberly-Clark, primarily as President of its away-from-home business in Europe. Before joining Georgia-Pacific, Ms. Walters served as President and CEO of Sappi Fine Paper North America from 2002 to 2004. She earned a Bachelor of Science degree in Mathematics from Syracuse University and a Master of Business Administration degree (specializing in finance) from the Wharton School at the University of Pennsylvania.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

The affairs of Jabil are managed by the Board of Directors. Each member of the Board of Directors is elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serves until the next annual meeting of stockholders or until a successor has been elected or approved.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board of Directors on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William D. Morean
Thomas A. Sansone
Timothy L. Main
Lawrence J. Murphy
Mel S. Lavitt	✓	✓	✓
Steven A. Raymund	Chair	✓	✓
Frank A. Newman	✓	Chair	✓
Laurence S. Grafstein			Chair
Kathleen A. Walters

Role of the Board of Directors’ Committees

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees, and also has a committee that administers stock incentive plans for non-officers and non-directors.

Audit Committee. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The current charter of the Audit Committee was adopted on October 25, 2007, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Corporate Secretary. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Audit Committee is an audit committee financial expert within the meaning of the SEC regulations and that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Audit Committee met eighteen times and did not take action by written consent during fiscal year 2007.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Jabil’s Corporate Governance Guidelines. In addition, the Nominating and Corporate Governance Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board of Directors regarding such candidates. The Nominating and Corporate Governance Committee also evaluates and makes recommendations to the Board of Directors in connection with its annual review of director independence and the Board of Directors’ performance self-evaluation. The current charter of the Nominating and Corporate Governance Committee was adopted on October 26, 2005. The charter is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Corporate Secretary. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met four times and did not take action by written consent during fiscal year 2007.

Compensation Committee. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of Jabil’s executive officers. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of Jabil’s Chief Executive Officer in light of those goals and objectives, and sets the compensation level of the Chief Executive Officer based on this evaluation. The Compensation Committee is also generally empowered to administer Jabil’s 1992 Stock Option Plan and 2002 Stock Incentive Plan, each with respect to all individuals. The current charter of the Compensation Committee was adopted on October 25, 2007, and is available in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of this charter may also be obtained upon request from Jabil’s Corporate Secretary. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Compensation Committee met five times and took action by written consent two times during fiscal year 2007.

Committee that previously administered stock option plans for non-officers and non-directors. The committee that previously administered the stock option plans with respect to Jabil’s 1992 Stock Option Plan and 2002 Stock Incentive Plan for individuals who were neither directors nor officers of Jabil, ceased to exist as of August 2007. This committee, which consisted of Messrs. Morean and Main, met one time and did not take action by written consent during fiscal year 2007.

Executive Sessions of the Independent Directors

Our “non-management” directors (as determined under the listing standards of the NYSE) typically meet at each regularly scheduled meeting of the Board of Directors, in executive session without any of our management present. In addition, our “independent” directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without any of our non-independent directors present. The presiding director of these executive sessions is generally the longest serving independent director attending the meeting. Mel S. Lavitt is the longest serving independent director. See the section titled “Stockholder Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or the independent directors as a group.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of these guidelines may also be obtained upon request from Jabil’s Corporate Secretary.

Selection of Nominees for the Board of Directors

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board of Directors for nomination at the annual meeting of stockholders. The

Nominating and Corporate Governance Committee will consider nominees for board membership suggested by its members and other Board of Directors members, as well as management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. The Nominating and Corporate Governance Committee will evaluate a prospective nominee against the standards and qualifications set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate and having high performance standards.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Nominating and Corporate Governance Committee will give consideration to these recommendations for positions on the Board of Directors where the Nominating and Corporate Governance Committee has not determined to re-nominate a qualified incumbent director. For each annual meeting of stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under SEC Regulation 13D. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Jabil. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Nominating and Corporate Governance Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee care of Jabil’s Corporate Secretary at Jabil’s principal headquarters, 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716, and received by Jabil no later than August 22, 2008 in accordance with the requirements described under “Deadline for Receipt of Stockholder Proposals.” Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate.

A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	The name and address, including telephone number, of the recommending stockholder;

•	The number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;

•

If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•	A statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next annual meeting of stockholders.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•

the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);

•

the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);

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a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;

•

a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;

•

a statement supporting the nominating stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;

•

a statement as to whether, in the view of the nominating stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and

•

the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.

Determinations of Director Independence

In October 2007, the Board of Directors undertook its annual review of director independence. For a director to be considered independent, the Board of Directors must determine that the director does not have any material relationship with Jabil that falls within the eight categories below. The Board of Directors has established these categories to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the NYSE listing standards. As required by the NYSE listing standards, the Board of Directors will consider all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board of Directors determined that the following seven directors will be independent as of the date of the Annual Meeting: Laurence S. Grafstein, Mel S. Lavitt, Lawrence J. Murphy, Frank A. Newman, Steven A. Raymund, Thomas A. Sansone and Kathleen A. Walters.

As required by applicable law, the Board of Directors will make and publicly disclose its independence determination for each director when the director is first elected to the Board of Directors and annually thereafter for all nominees for election as directors. If the Board of Directors determines that a director who satisfies the NYSE listing standards is independent even though he or she does not satisfy all of Jabil’s independence requirements, this determination will be disclosed and explained in the next proxy statement as required by applicable law.

A director will not be independent if the director falls within one of the following categories as determined by the Board of Directors or a committee thereof based on facts known to it in light of the meanings ascribed to those categories under applicable NYSE guidance, where applicable, and otherwise by the Board of Directors or a committee thereof within its discretion:

•	the director is employed by Jabil, or an immediate family member is an executive officer of Jabil;

•

the director receives more than $100,000 per year in direct compensation from Jabil, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	an immediate family member of the director is employed by Jabil and receives more than $100,000 per year in direct compensation from Jabil;

•	the director is affiliated with or employed by Jabil’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by Jabil’s independent auditor;

•	a Jabil executive is on the compensation committee of the Board of Directors of a company which employs a Jabil director, or an immediate family member of that Jabil director, as an executive officer;

•

the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with Jabil and the sales by that company to Jabil or purchases by that company from Jabil, in any single fiscal year during, are more than the greater of two percent of the annual revenues of that company or $1 million;

•

the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted for borrowed money to Jabil, or to which Jabil is indebted for borrowed money, and the total amount of either of such company’s indebtedness to the other at the end of the last completed fiscal year is more than two percent of the other company’s total consolidated assets; or

•

the director serves as an officer, director or trustee of a charitable organization, and Jabil’s discretionary charitable contributions to the organization are more than two percent of that organization’s total annual charitable receipts during its last completed fiscal year.

During fiscal year 2007, Thomas A. Sansone had an agreement with Jabil at market-competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use. During the 2007 fiscal year, Mr. Sansone paid Jabil approximately $91,500 for such flight crew’s services. The Board of Directors took this relationship into account in its determination that Mr. Sansone will be independent as of the date of the Annual Meeting.

Board of Directors Meetings During Fiscal 2007

The Board of Directors held a total of twelve meetings and took action by written consent six times during fiscal year 2007. All directors attended 75% or more of the aggregate number of Board of Directors meetings and committee meetings. The independent Chairman of the Board presides over all meetings of the Board of Directors.

Policy Regarding Attendance at Annual Meeting of Stockholders

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual stockholders meetings, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil endeavors to schedule a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the 2006 Annual Meeting.

Stockholder Communication with the Board of Directors

Communications directed to any director, all of the directors as a group, or specifically to an independent director, or the independent directors as a group, must be in writing and sent Certified Mail in care of Jabil’s legal department to the address of Jabil’s headquarters. All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of shares of Jabil that the person holds;

•

if the person submitting the communication is not a stockholder and is submitting the communication as an interested party to an independent director, or the independent directors as a group, the nature of the person’s interest in Jabil;

•	any special interest, meaning an interest not in the capacity of a stockholder of Jabil, of the person in the subject matter of the communication; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

Jabil’s legal department reviews all such correspondence and regularly forwards to the Board of Directors copies of all correspondence that, in the opinion of Jabil’s legal department, deals with the functions of the Board of Directors or committees thereof or that Jabil’s legal department otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Business Conduct and Ethics and Senior Code

Jabil has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. In addition, Jabil has adopted a senior code of ethics entitled “Code of Ethics for the Principal Executive Officer and Senior Financial Officers of Jabil” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and controller. The text of both documents can be found in the Investor Relations section of Jabil’s website (www.jabil.com). A copy of both documents may also be obtained upon request from Jabil’s Corporate Secretary. Jabil currently anticipates that in the unlikely event any waivers from its Code of Ethics for the Principal Executive Officer and Senior Financial Officers are granted, notice of any such waiver will be posted on its website.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE JABIL CIRCUIT, INC.

2002 STOCK INCENTIVE PLAN

The Jabil 2002 Stock Incentive Plan (the “Stock Incentive Plan”) was adopted by the Board of Directors in October 2001 and approved by the stockholders in January 2002. The stockholders subsequently approved amendments to the Stock Incentive Plan in January 2004, January 2006 and August 2007. The Stock Incentive Plan provides for the granting of both “incentive stock options” as defined in Section 422 of the Internal Revenue Code (the “Code”) and non-statutory stock options, as well as restricted stock, stock appreciation rights and other stock-based awards. Jabil also adopted sub-plans under the Stock Incentive Plan for its United Kingdom employees (the “CSOP Plan”) and for its French employees (the “FSOP Plan”). The CSOP Plan and FSOP Plan are tax advantaged plans for Jabil’s United Kingdom and French employees, respectively. Shares are issued under the CSOP Plan and FSOP Plan from the authorized shares under the Stock Incentive Plan. For the 2006 and 2007 fiscal years, and thus far in its 2008 fiscal year, the maximum number of restricted shares of stock awarded to our named executive officers for each of those years that can ultimately be retained based on achieving certain performance criteria exceeded the number of shares subject to stock appreciation rights awarded for each year that are subject to time-based vesting. For the remainder of its 2008 fiscal year, Jabil intends to have at least a majority of the number of shares subject to equity awards granted to those executive officers whom Jabil expects will be its named executive officers for the 2008 fiscal year be performance-based awards, absent any changes in the applicable accounting rules, tax or other laws, or any significant business developments.

As previously disclosed, in connection with certain historical stock option grants, Jabil is involved in shareholder derivative actions (for which Jabil and the plaintiffs have submitted a settlement agreement to the courts for approval), a putative shareholder class action and a SEC informal inquiry, and has received a subpoena from the U.S. Attorney’s office for the Southern District of New York. In light of these developments, through its legal counsel assisted by accounting advisors, Jabil undertook a review of certain of its historical stock option grant practices. Separately, a Special Committee of Jabil’s Board of Directors was also appointed to review the allegations in the derivative actions. Jabil has cooperated and intends to continue to cooperate in connection with these matters. The Special Committee concluded that it did not find support for a finding of fraudulent misconduct or intentional manipulation of stock option grant pricing by any member of management. In addition, the Special Committee concluded that it was not in Jabil’s best interests to pursue the derivative actions. A further discussion of this review, along with the review of its recognition of revenue for certain historical transactions is set forth in Item 3 of Part I of Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007. In partial response to the review of these matters conducted by Jabil and the Special Committee, Jabil has adopted the equity-based compensation award practices described on pages 33-35 of this Proxy Statement.

Proposal

The Board of Directors recently adopted an amendment to the Stock Incentive Plan, subject to stockholder approval. The amendment to the Stock Incentive Plan provides for a 2,500,000 share increase in the aggregate number of shares of Jabil common stock that may be subject to future awards under the Stock Incentive Plan as of August 31, 2007 from 7,325,471 shares to 9,825,471 shares. As of August 31, 2007, 204,574,679 shares of Jabil’s common stock were issued and outstanding; stock option and stock appreciation rights covering a total of 16,405,944 shares, with a weighted average exercise price of $24.04 and a weighted average remaining term of 6.19 years, were outstanding under the Stock Incentive Plan, CSOP Plan and FSOP Plan; restricted stock awards covering a total of 4,993,627 shares were outstanding under the Stock Incentive Plan; and 7,325,471 shares remained available for future grants.

The Board of Directors adopted this amendment, subject to stockholder approval. Therefore, this amendment will not become effective if the stockholders do not approve it.

This amendment is proposed in order to give Jabil flexibility to grant restricted stock, stock appreciation rights and other stock-based awards under the Stock Incentive Plan. Jabil believes that grants of stock-based awards motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of Jabil. Moreover, stock-based award grants align the interests of the employees with the interests of the stockholders. When Jabil performs well, employees are rewarded along with other stockholders. Jabil believes that stock-based award grants are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand. The Board of Directors believes that the ability to grant stock-based awards will be important to Jabil’s future success by allowing it to remain competitive in attracting and retaining such key personnel.

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interests of Jabil to provide employees with the opportunity to acquire an ownership interest in Jabil through their participation in the Stock Incentive Plan and thereby encourage them to remain in Jabil’s employ and more closely align their interests with those of the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Summary of the Stock Incentive Plan, as Amended, Subject to Stockholder Approval

The following summary of the Stock Incentive Plan is qualified in its entirety by the terms of the Stock Incentive Plan, a copy of which reflecting the amendment referenced herein is attached to this proxy as Appendix A.

Purpose. The purposes of the Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of Jabil and to promote the success of Jabil’s business.

Awards. The Stock Incentive Plan provides for awards of incentive stock options, nonstatutory stock options, stock awards, performance units, performance shares and stock appreciation rights. The Board may adopt sub-plans applicable to particular Subsidiaries. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the Stock Incentive Plan. The ability to adopt such sub-plans will facilitate Jabil’s global expansion.

Stock Subject to the Stock Incentive Plan. The aggregate number of shares of common stock that may be subject to future awards under the Stock Incentive Plan as of August 31, 2007 (prior to the proposed 2,500,000 share increase), subject to adjustment upon a change in capitalization, is 29,608,726 shares. Such shares of common stock may be authorized, but unissued, or reacquired shares of common stock. Shares of common stock that were subject to Stock Incentive Plan awards that expire or become unexercisable without having been exercised in full shall become available for future awards under the Stock Incentive Plan. With respect to stock appreciation rights, when a stock-settled stock appreciation right is exercised, the shares of common stock subject to the stock appreciation right shall be counted against the shares of common stock available for issuance as one share for every share subject to the stock appreciation right, regardless of the number of shares used to settle the stock appreciation right upon exercise. The purpose of this proposal is to increase the number of securities subject to the Stock Incentive Plan by 2,500,000.

Administration. The Stock Incentive Plan may be administered by the Board of Directors or one or more committees of the Board (the “Administrator”). The Board may require that the Administrator be constituted to comply with Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or both. Subject to the other provisions of the Stock Incentive Plan, the Administrator has the power to determine the terms of each award granted, including the exercise price, the number of shares subject to the award and the exercisability thereof. The Administrator may not modify or amend any outstanding stock option so as to specify a lower exercise price or accept the surrender of an outstanding stock option and authorize the granting of a new stock option with a lower exercise price in substitution for the surrendered stock option. In accordance with applicable law, the Board may, by a resolution adopted by the Board, authorize one or more officers of Jabil to designate officers (other than the officer so authorized) and employees of Jabil to be recipients of stock options and determine the number of stock options to be granted. Such a Board resolution must specify the total number and the terms, including exercise price, of the stock options that an officer or officers of Jabil may grant.

Eligibility. The Stock Incentive Plan provides that the Administrator may grant awards to employees and consultants, including non-employee directors. However, the Administrator may grant incentive stock options only to employees. A grantee who has received a grant of an award may, if he is otherwise eligible, receive additional award grants. The Administrator selects the grantees and determines the number of shares of common stock to be subject to each award. In making such determination, the Administrator shall take into account the duties and responsibilities of the employee or consultant, the value of his services, his potential contribution to the success of Jabil, the anticipated number of years of future service and other relevant factors. The Administrator shall not grant to any employee, in any fiscal year of Jabil, stock options to purchase more than 3,000,000 shares of common stock.

Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who owns stock possessing 10% or more of the voting power of all classes of stock of Jabil (a “10% Stockholder”), the maximum term of any incentive stock option granted to such optionee must not exceed five years. The term of all other options granted under the Stock Incentive Plan may not exceed 10 years.

Each award granted under the Stock Incentive Plan is evidenced by a written agreement between the grantee and Jabil and is subject to the following general terms and conditions:

(a) Termination of Employment. If a grantee’s continuous status as an employee or consultant terminates for any reason (other than upon the grantee’s death or disability), the grantee may exercise his unexercised option or stock appreciation right, but only within such period of time as is determined by the Administrator (with such determination being made at the time of grant and not exceeding three months in the case of an incentive stock option) and only to the extent that the grantee was entitled to exercise it at the date of such termination (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

(b) Disability. If a grantee’s continuous status as an employee or consultant terminates as a result of permanent and total disability (as defined in Section 22(e)(3) of the Code), the grantee may exercise his unexercised option or stock appreciation right, but only within 12 months from the date of such termination, and only to the extent that the optionee was entitled to exercise it at the date of such termination (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

(c) Death. In the event of a grantee’s death, the grantee’s estate or a person who acquired the right to exercise the deceased grantee’s option or stock appreciation right by bequest or inheritance may exercise the option or stock appreciation right, but only within 12 months following the date of death, and only to the extent that the grantee was entitled to exercise it at the date of death (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

(d) Nontransferability of Awards. Except as described below, an award granted under the Stock Incentive Plan is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or stock appreciation right may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Administrator, a grantee may transfer an award to certain family members and other individuals and entities.

(e) Buyout of Awards. With the prior approval or consent of Jabil’s stockholders, the Administrator may at any time offer to buy out an award for a payment in cash or shares of common stock.

Terms and Conditions of Options. Each option granted under the Stock Incentive Plan is subject to the following terms and conditions:

(a) Exercise Price. The Administrator determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100% (110% for an incentive stock option granted to a 10% Stockholder) of the fair market value of the common stock on the date the option is granted. This general rule is different than the exercise price provision of the 1992 Stock Option Plan, which does not place such a restriction on the exercise price of a nonstatutory stock option. The Stock Incentive Plan provides exceptions for certain options granted in connection with an acquisition by Jabil of another corporation or granted as inducements to an individual’s commencing employment with Jabil. For so long as Jabil’s common stock is traded on the NYSE, the fair market value of a share of common stock shall be the closing sales price for such stock (or the closing bid if no sales were reported) as quoted on such system on the last market trading day prior to the date of determination of such fair market value.

(b) Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined by the Administrator. An option is exercised by giving written notice of exercise to Jabil, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to Jabil.

(c) Form of Consideration. The consideration to be paid for the shares of common stock issued upon exercise of an option is determined by the Administrator and set forth in the award agreement. Such form of consideration may vary for each option, and may consist entirely of cash, check, promissory note, other shares of Jabil’s common stock, any combination thereof, or any other legally permissible form of consideration as may be provided in the Stock Incentive Plan and the award agreement.

(d) Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.

(e) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Stock Incentive Plan as may be determined by the Administrator. Shares of common stock covered by options which have terminated and which were not exercised prior to termination will be returned to the Stock Incentive Plan.

Stock Appreciation Rights. The Administrator may grant stock appreciation rights in tandem with an option or alone and unrelated to an option. Tandem stock appreciation rights shall expire no later than the expiration of the related option. Stock appreciation rights may be exercised by the delivery to Jabil of a written notice of exercise. The exercise of a stock appreciation right will entitle the grantee to receive the excess of the percentage stated in the award agreement of the fair market value of a share of common stock over the exercise price for each share of common stock with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right may be in cash, shares of common stock or a combination of cash and shares of common stock, as determined by the Administrator. The Administrator shall not grant to any employee, in any fiscal year of Jabil, stock appreciation rights covering more than 3,000,000 shares of common stock.

Stock Awards. The Administrator may grant awards of shares of common stock in such amount and upon such terms and conditions as the Administrator specifies in the award agreement. No more than 3,000,000 shares of common stock may be granted pursuant to stock awards to an individual in any calendar year.

Code Section 162(m) Provisions. To the extent the Compensation Committee of the Board of Directors considers it desirable for compensation delivered pursuant to a stock award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the Compensation Committee may provide that the lapsing of restrictions on the stock award and the distribution of shares, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Compensation Committee shall determine the performance targets that will be applied with respect to each such stock award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to such stock awards will be one or more of the following criteria: stock price; market share; sales; earnings per share, core earnings per share or variations thereof; return on equity; costs; revenue; cash to cash cycle; days payables outstanding; days of supply; days sales outstanding; cash flow; operating income; profit after tax; profit before tax; return on assets; return on sales; inventory turns; invested capital; net operating profit after tax; return on invested capital; total shareholder return; earnings; return on equity or average shareowners’ equity; total shareowner return; return on capital; return on investment; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin; return on operating revenue; contract awards or backlog; overhead or other expense reduction; growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; credit rating; strategic plan development and implementation; net cash provided by operating activities; gross margin; economic value added; customer satisfaction; financial return ratios and market performance.

The Compensation Committee may appropriately adjust any evaluation of performance under the criteria set forth above to exclude certain items or events or in such other manner and to such extent as the Compensation Committee deems appropriate under the applicable circumstances. The Compensation Committee may not increase the number of shares granted pursuant to any such stock award, nor may it waive the achievement of any performance target. Prior to the payment of any such stock award, the Compensation Committee shall certify in writing that the applicable performance target(s) was met.

Performance Units and Performance Shares. The Administrator may grant awards of performance units and performance shares in such amounts and upon such terms and conditions, including the performance goals and the performance period, as the Administrator specifies in the award agreement. The Administrator will establish an initial value for each performance unit on the date of grant.

The initial value of a performance share will be the fair market value of a share of common stock on the date of grant. Payment of earned performance units or performance shares will occur following the close of the applicable performance period and in the form of cash, shares of common stock or a combination of cash and shares of common stock.

Adjustment upon Changes in Capitalization. In the event of changes in the outstanding stock of Jabil by reason of any stock splits, reverse stock splits, stock dividends, mergers, recapitalizations or other change in the capital structure of Jabil, an appropriate adjustment shall be made by the Board of Directors in: (i) the number of shares of common stock subject to the Stock Incentive Plan, (ii) the number and class of shares of common stock subject to any award outstanding under the Stock Incentive Plan and (iii) the exercise price of any such outstanding award. The determination of the Board of Directors as to which adjustments shall be made shall be conclusive.

Change in Control. In the event of a change in control of Jabil, any award outstanding on the date of such change in control that is not yet vested shall become fully vested on the earlier of (i) the first anniversary of the date of such change in control, if the grantee’s continuous status as an employee or consultant of Jabil does not terminate prior to such anniversary, or (ii) the date of termination of the grantee’s continuous status as an employee or consultant of Jabil as a result of termination by Jabil or its successor without cause or resignation by the grantee for good reason. However, an award will not become fully vested due to a change in control if the grantee’s continuous status as an employee or consultant terminates as a result of termination by Jabil or its successor for cause or resignation by the grantee without good reason.

In the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any option or stock appreciation right shall terminate as of a date fixed by the Board and give each grantee the right to exercise his option or stock appreciation right as to all or any part of the stock covered by such award, including shares as to which the option or stock appreciation right would not otherwise be exercisable.

In the event of a merger of Jabil with or into another corporation, the sale of substantially all of the assets of Jabil or the acquisition by any person, other than Jabil, of 50% or more of Jabil’s then outstanding securities, each outstanding option and stock appreciation right shall be assumed or an equivalent option and stock appreciation right shall be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume the then outstanding options or stock appreciation rights, the Stock Incentive Plan provides for the acceleration of the exercisability of all or some outstanding options and stock appreciation rights.

Amendment and Termination of the Stock Incentive Plan. The Board may at anytime amend, alter, suspend or terminate the Stock Incentive Plan. Jabil shall obtain stockholder approval of any amendment to the Stock Incentive Plan in such a manner and to such a degree as is necessary and desirable to comply with Rule 16b-3 of the Exchange Act or Section 422 of the Code (or any other applicable law or regulation, including the requirements of any exchange or quotation system on which the common stock is listed or quoted). Furthermore, Jabil shall obtain stockholder approval of any modification or amendment to the extent that the Board of Directors, in its sole and absolute discretion, reasonably determines, in accordance with the requirements of any exchange or quotation system on which the common stock is listed or quoted, that such modification or amendment constitutes a material revision or material amendment of the Stock Incentive Plan. No amendment or termination of the Stock Incentive Plan shall impair the rights of any grantee, unless mutually agreed otherwise between the grantee and Jabil, which agreement must be in writing and signed by the grantee and Jabil. In any event, the Stock Incentive Plan shall terminate on October 17, 2011. Any awards outstanding under the Stock Incentive Plan at the time of its termination shall remain outstanding until they expire by their terms.

Federal Tax Information

Pursuant to the Stock Incentive Plan, Jabil may grant either “incentive stock options,” as defined in Section 422 of the Code, nonstatutory options, stock appreciation rights, stock awards, performance units or performance shares.

An optionee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the optionee to the alternative minimum tax.

Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or disposition equal to the difference between the exercise price and the lower of (a) the fair market of the shares at the date of the option exercise or (b) the sale price of the shares. Jabil will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

All options that do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he or she receives a nonstatutory option grant. However, upon exercise of the nonstatutory option, the optionee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Jabil will be subject to tax withholding by Jabil. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Jabil will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

With respect to stock awards, stock appreciation rights, performance units and performance shares that may be settled either in cash or in shares of common stock that are either transferable or not subject to a substantial risk of forfeiture under Section 83 of the Code, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares of common stock received. Jabil will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant.

With respect to shares of common stock that are both nontransferable and subject to a substantial risk of forfeiture, the participant will realize ordinary taxable income equal to the fair market value of the shares of common stock at the first time the shares of common stock are either transferable or not subject to a substantial risk of forfeiture. Jabil will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.

All of the above-described deductions are subject to the limitations on deductibility described in Section 162(m) of the Code. It is Jabil’s intention that the plan be construed and administered in a manner that maximizes the deductibility of compensation under Section 162(m) of the Code.

The foregoing is only a summary of the effect of federal income taxation upon the grantee and Jabil with respect to the grant and exercise of awards under the Stock Incentive Plan, does not purport to be complete and does not discuss the tax consequences of the grantee’s death or the income tax laws of any municipality, state or foreign country in which a grantee may reside.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected KPMG LLP to audit the financial statements of Jabil for the fiscal year ending August 31, 2008, and to perform other appropriate services. KPMG LLP (or its predecessor firm) has audited Jabil’s financial statements since the fiscal year ended August 31, 1984. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

Jabil Circuit, Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

The Audit Committee is comprised solely of independent directors, as defined in recently implemented, more stringent listing standards of the New York Stock Exchange, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process. Jabil’s independent registered public accountant, KPMG LLP, is responsible for expressing an opinion on the conformity of Jabil’s audited financial statements to generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountant.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accountant. The Audit Committee also has periodic discussions with management and the independent registered public accountant with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered public accountant’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accountant.

In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and KPMG LLP.

2. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standard, AU §380).

3. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG LLP its independence from Jabil.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee has also appointed KPMG as Jabil’s independent registered public accountant for the fiscal year ending August 31, 2008.

Submitted by the Audit Committee

Steven A. Raymund, Chair
Mel S. Lavitt
Frank A. Newman

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2007 and August 31, 2006, and fees billed for other services rendered by KPMG LLP during those periods.

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees	$6,236,000	$6,280,000
Audit-Related Fees	—	—
Tax Fees	1,236,000	1,099,000
All Other Fees	—	—

Total Fees	$7,472,000	$7,379,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of Jabil’s consolidated financial statements, management’s assessment on internal control over financial reporting, the effectiveness of internal control over financial reporting and review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Jabil’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations regarding financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax planning (domestic and international) and expatriate tax compliance and planning.

All Other Fees. Jabil did not incur any additional fees under this category.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of the Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accountants in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2007, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

If the stockholders do not approve the selection of KPMG LLP, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

OTHER INFORMATION

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the Named Executive Officers listed in the Summary Compensation Table below; (iii) all current directors and executive officers of Jabil as a group and (iv) each person known by Jabil to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership of such shares within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 209,526,726 shares of Jabil’s common stock were issued and outstanding as of the Measurement Date.

Directors, Named Executive Officers and Principal Stockholders	Number of Shares(1)(2)	Percent of Total
Principal Stockholders:
William D. Morean(3)(4)(5)	16,264,420	7.8%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Audrey M. Petersen(3)(6)	13,974,005	6.7%
c/o Jabil Circuit, Inc. 10560 Dr. Martin Luther King, Jr. Street North St. Petersburg, Florida 33716
Capital Group International, Inc.(7)	22,768,740	10.9%
11100 Santa Monica Blvd. Los Angeles, California 90025
FMR Corp.(8)	21,854,200	10.4%
82 Devonshire Street Boston, Massachusetts 02109
William Blair & Company, L.L.C.(9)	10,820,988	5.2%
222 W. Adams Chicago, Illinois 60606
Directors(5):
Thomas A. Sansone(10)	3,723,417	1.8%
Timothy L. Main(11)	1,591,524	*
Lawrence J. Murphy(12)	174,750	*
Mel S. Lavitt(13)	106,750	*
Steven A. Raymund(14)	132,570	*
Frank A. Newman(15)	144,750	*
Laurence S. Grafstein(16)	71,750	*
Kathleen A. Walters(17)	25,750	*
Named Executive Officers:
Forbes I.J. Alexander(18)	385,794	*
Mark T. Mondello(19)	1,061,702	*
John P. Lovato(20)	389,288	*
William D. Muir, Jr.(21)	451,948	*
All current directors and executive officers as a group (16 persons)(22)	25,017,686	11.8%

*	Less than one percent.

(1)	This column does not include any shares subject to SARs held by Jabil’s executive officers. As of the Measurement Date, Jabil’s executive officers held a total of 866,347 SARs, of which 127,076 have vested as of the Measurement Date or will have vested within 60 days of the Measurement Date. Upon exercise of a SAR, the holder will receive the number of shares of Jabil’s common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of Jabil’s common stock on the date of exercise. As of the Measurement Date, the fair market value of Jabil’s common stock (based on its closing sales price on the NYSE) was $18.21 per share, which is lower than the exercise price of all of the SARs held by Jabil’s executive officers on the Measurement Date. Thus, as of the Measurement Date, none of the SARs held by Jabil’s executive officers were exercisable. If Jabil’s stock price increases to a sufficient level (in the case of one executive officer, above $22.65; in the case of another executive officer, above $30.50; and in the case of the other six executive officers, above $29.79), then certain of these SARs could become exercisable within 60 days of the Measurement Date.
(2)	Some or all of the Directors and Executive Officers hold their respective shares in brokerage accounts that contain standard language that can be triggered any time such individual buys securities on margin. As a result of such arrangements, all of the shares owned by our Directors and Named Executive Officers may be deemed to be pledged.
(3)	Includes 11,542,902 shares held by the William E. Morean Residual Trust, as to which Mr. William D. Morean and Ms. Audrey M. Petersen (Mr. Morean’s mother) share voting and dispositive power as members of the Management Committee created under the Trust.
(4)	Includes (i) 4,268,908 shares held by Cheyenne Holdings Limited Partnership, a Nevada limited partnership, of which Morean Management Company is the sole general partner, as to which Mr. Morean has sole voting and dispositive power, (ii) 198,900 shares held by Eagle’s Wing Foundation, a private charitable foundation of which Mr. Morean is a director and with respect to which Mr. Morean may be deemed to have shared voting and dispositive power, (iii) 33,048 shares held by the William D. Morean Trust, of which Mr. Morean is trustee, as to which Mr. Morean has sole voting and dispositive power, (iv) 179,000 shares subject to options held by Mr. Morean that are exercisable within 60 days of the Measurement Date, (v) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership and (vi) 20,125 shares of restricted stock, of which Mr. Morean has voting power, but not dispositive power.
(5)	Mr. Morean is a Director of Jabil in addition to being a Principal Stockholder.
(6)	Includes (i) 2,392,793 shares held by Morean Limited Partnership, a North Carolina limited partnership, of which Morean-Petersen, Inc. is the sole general partner, as to which Ms. Petersen has shared voting and dispositive power; Ms. Petersen is the President of Morean-Petersen, Inc., (ii) 2,510 shares held by Audrey Petersen Revocable Trust, of which Ms. Petersen is trustee, as to which Ms. Petersen has sole voting and dispositive power and (iii) 35,800 shares held by the Morean Petersen Foundation, Inc., a private charitable foundation of which Ms. Petersen is a director and with respect to which Ms. Petersen may be deemed to have shared voting and dispositive power.
(7)	The amount shown and the following information is derived from a Schedule 13G/A filed by Capital Group International, Inc. (“CGII”), reporting beneficial ownership as of December 31, 2006. According to the Schedule 13G/A, CGII has sole voting power over 16,780,100 shares and sole dispositive power over 22,768,740 shares. CGII is the parent holding company of the following wholly-owned subsidiaries, that hold investment power, and in some cases, voting power over certain shares: (i) Capital Guardian Trust Company, (ii) Capital International Research and Management, Inc., (iii) Capital International Limited and (iv) Capital International S.A.
(8)	The amount shown and the following information is derived from a Schedule 13G/A filed by FMR Corp., reporting beneficial ownership as of August 9, 2007. According to the Schedule 13G/A, FMR Corp. has sole voting power over 629,285 shares and sole dispositive power over 21,854,200 shares. Fidelity Management & Research Company (a wholly-owned subsidiary of FMR Corp.), Strategic Advisers, Inc. (a wholly-owned subsidiary of FMR Corp.) and Pyramis Global Advisors Trust Company (an indirect wholly-owned subsidiary) each hold investment power, and in some cases, voting power over certain shares.
(9)	The amount shown and the following information is derived from a Schedule 13G filed by William Blair & Company, L.L.C. (“WB”), reporting beneficial ownership as of December 31, 2006. According to the Schedule 13G, WB has sole voting power over 10,820,988 shares and sole dispositive power over 10,820,988 shares.
(10)

Includes (i) 2,000,000 shares held by a Grantor Retained Annuity Trust, of which Mr. Sansone is the sole trustee, as to which Mr. Sansone has sole voting and dispositive power, (ii) 982,634 shares held by TASAN Limited Partnership, a Nevada limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (iii) 540,250 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, (iv) 175,120 shares subject to options held by Mr. Sansone that are exercisable within 60 days of the Measurement Date, (v) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership and (vi) 20,125 shares of restricted stock, of which Mr. Sansone has voting power, but not dispositive power.

(11)	Mr. Main is also Chief Executive Officer and President of Jabil, and thus is also a Named Executive Officer in addition to being a Director. Includes (i) 873,000 shares subject to options held by Mr. Main that are exercisable within 60 days of the Record Date, (ii) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (iii) 649,000 shares of restricted stock, of which Mr. Main has voting power, but not dispositive power.
(12)	Includes (i) 143,000 shares subject to options held by Mr. Murphy that are exercisable within 60 days of the Measurement Date and (ii) 20,125 shares of restricted stock, of which Mr. Murphy has voting power, but not dispositive power.
(13)	Includes (i) 79,000 shares subject to options held by Mr. Lavitt that are exercisable within 60 days of the Measurement Date, (ii) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership and (iii) 20,125 shares of restricted stock, of which Mr. Lavitt has voting power, but not dispositive power.
(14)	Includes (i) 42,477 shares held by a Grantor Retained Annuity Trust, of which Mr. Raymund’s wife is the sole trustee, as to which Mr. Raymund’s wife has sole voting and dispositive power, (ii) 63,280 shares subject to options held by Mr. Raymund that are exercisable within 60 days of the Measurement Date, (iii) 2,000 shares beneficially owned by Mr. Raymund’s spouse and (iv) 20,125 shares of restricted stock, of which Mr. Raymund has voting power, but not dispositive power.
(15)	Includes (i) 119,000 shares subject to options held by Mr. Newman that are exercisable within 60 days of the Measurement Date and (ii) 20,125 shares of restricted stock, of which Mr. Newman has voting power, but not dispositive power.
(16)	Includes (i) 39,000 shares subject to options held by Mr. Grafstein that are exercisable within 60 days of the Measurement Date and (ii) 20,125 shares of restricted stock, of which Mr. Grafstein has voting power, but not dispositive power.
(17)	Includes 20,125 shares of restricted stock, of which Ms. Walters has voting power, but not dispositive power.
(18)	Includes (i) 174,692 shares subject to options held by Mr. Alexander that are exercisable within 60 days of the Measurement Date and (ii) 211,102 shares of restricted stock, of which Mr. Alexander has voting power, but not dispositive power.
(19)	Includes (i) 590,640 shares subject to options held by Mr. Mondello that are exercisable within 60 days of the Measurement Date and (ii) 334,102 shares of restricted stock, of which Mr. Mondello has voting power, but not dispositive power.
(20)	Includes (i) 221,492 shares subject to options held by Mr. Lovato that are exercisable within 60 days of the Measurement Date and (ii) 167,796 shares of restricted stock, of which Mr. Lovato has voting power, but not dispositive power.
(21)	Includes (i) 252,900 shares subject to options held by Mr. Muir that are exercisable within 60 days of the Measurement Date, (ii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (iii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (iv) 167,796 shares of restricted stock, of which Mr. Muir has voting power, but not dispositive power.
(22)

Includes (i) 3,180,924 shares subject to options held by eight executive officers (including one employee director) and eight non-employee directors that are exercisable within 60 days of the Measurement Date, (ii) 15,912 shares beneficially owned by Mr. Morean’s spouse, over which Mr. Morean disclaims beneficial ownership, (iii) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership, (iv) 3,027 total shares owned separately by three trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership, (v) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership, (vi) 2,000 shares beneficially owned by Mr. Raymund’s spouse, (vii) 11,712 shares beneficially owned by

Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership, (viii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership and (ix) 1,899,296 shares of restricted stock held by eight executive officers (including one employee director) and eight non-employee directors, of which the officers and directors hold voting power, but not dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Jabil’s officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by Jabil from certain reporting persons, Jabil believes that, during the fiscal year ended August 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were met.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Messrs. Lavitt, Newman and Raymund. No member of the Compensation Committee is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

COMPENSATION DISCUSSION & ANALYSIS

Overview

The following Compensation Discussion and Analysis describes material elements of compensation during the 2007 fiscal year for the following individuals, collectively referred to as the “Named Executive Officers”:

•	Timothy L. Main, Chief Executive Officer, President and Director;

•	Forbes I.J. Alexander, Chief Financial Officer;

•	Mark T. Mondello, Chief Operating Officer;

•

John P. Lovato (who was our Senior Vice President, Regional President – Europe at the end of our 2007 fiscal year, and was named Executive Vice President, Chief Executive Officer, Consumer Division effective September 2007); and

•

William D. Muir, Jr. (who was our Senior Vice President, Regional President – Asia at the end of our 2007 fiscal year, and was named Executive Vice President, Chief Executive Officer, EMS Division effective September 2007).

Information about compensation earned by Jabil’s Named Executive Officers is presented in a different format this year than it has been presented in prior proxy statements. This new format is intended to provide stockholders more information about Jabil’s compensation practices in a way that more fully describes our executive compensation philosophy, objectives, components, policies and practices. This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table, related tables and the narrative disclosure that follows.

The following provides a brief overview of the more detailed information that follows in this Compensation Discussion and Analysis:

•	We target total compensation to be in the range of the 50th to 75th percentile of market data.

•	We encourage a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable business performance goals.

•	We use equity-based compensation as a means to align the interests of our executives with those of our stockholders.

•

Short-term incentives support our “pay-for-performance” compensation philosophy; while long-term incentives serve both as a retention mechanism and as a means to focus our executives on long-range strategic goals and on sustainable growth and performance.

•	The significant majority of our executives’ compensation is at risk in the form of performance-based awards and equity awards.

•	We do not time our equity award grants relative to the release of material non-public information.

•

We historically have not provided a broad range of perquisites, and our executive officers typically do not have employment, severance or change-in-control agreements, and participate in the same group benefit programs available to all employees. However, we believe that our executive compensation program reflects our intent to provide competitive compensation and benefits and sufficient incentives for our executives to perform at their highest levels.

Principles and Objectives of Executive Compensation Program

The primary objectives of the Jabil executive compensation program are:

•	Alignment with Stockholders’ Interests – Our executives’ interests are more directly aligned with the interests of our stockholders when our compensation programs:

•	emphasize short- and long-term performance, business objectives and the strategic focus of our businesses;

•	are significantly impacted by the value of our stock; and

•	result in a continuing significant ownership of our stock.

•

Competitiveness – To attract the best qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, our total compensation and benefits must be competitive and reflect the value of each executive’s position in the market and within Jabil.

•

Motivate Achievement of Financial and Strategic Goals – The most effective way to reach our short- and long-term financial goals and strategic objectives is to make a significant portion of an executive’s overall compensation dependent on the achievement of such goals and objectives and on the value of our stock. Additionally, the portion of an executive’s total compensation that varies with performance should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation.

•

Reward Superior Performance – While total compensation for an executive should be both competitive and tied to achievement of financial and strategic objectives, performance that exceeds target should be appropriately rewarded.

Our Executive Compensation Process

The Compensation Committee oversees our executive compensation program. The Compensation Committee, which is comprised solely of outside directors, reviews and approves the features and design of our executive compensation program, and approves the compensation levels and financial targets for our Named Executive Officers. The Compensation Committee also reviews and assesses the relationship between our executive compensation program and the achievement of our financial goals and strategic objectives with an emphasis on creating a performance-based environment.

In making its determinations, the Compensation Committee periodically reviews management’s recommendations, market data and assesses Jabil’s competitive position for three components of executive compensation: (1) base salary; (2) annual incentives and (3) long-term incentives. In addition, the Compensation Committee has the sole authority to hire, and to dismiss, a compensation consultant. The Compensation Committee retained Mercer, a nationally recognized executive compensation consulting firm, to provide a thorough executive compensation study for the 2006 fiscal year and to assist in benchmarking the competitiveness of executive officer compensation. Mercer reported to the Compensation Committee and did not provide any services to Jabil management. Mercer utilized a number of national compensation surveys and provides databases for companies of similar size to Jabil, as well as specific analysis of the compensation information contained in the proxy statements of a number of companies in the same industry as Jabil. Although the Compensation Committee has retained compensation consultants in prior years to assist in determining or recommending the amount and form of executive compensation, the Compensation Committee did not retain a compensation consultant for such purposes for the 2007 fiscal year as it did not anticipate making substantial changes in the amounts and forms of executive compensation for the 2007 fiscal year.

The Compensation Committee considers recommendations from our CEO in making decisions regarding our executive compensation program and compensation of our executive officers. As part of the annual compensation planning process, our CEO, COO and CFO discuss and determine recommendations of targets for our incentive compensation programs, and our CEO subsequently presents these recommendations to the Compensation Committee. To facilitate the management recommendation portion of the compensation planning process, the Compensation Committee provides to the CEO a copy of any compensation study produced by any compensation consultant retained by the Compensation Committee after the Compensation Committee receives and reviews the study. Following an annual performance review process, including assessment of the achievement of established financial and non-financial objectives, contribution to Jabil’s performance and other accomplishments, our CEO also recommends base salary and incentive and equity awards for all of our executive officers.

After input from our CEO and the assessment of trends and competitive data, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of each compensation element for our executive officers. Consistent with this practice, the Compensation Committee reviews each executive officer’s prior year compensation history, including base salary, annual cash incentive and equity awards. For its 2007 fiscal year compensation decisions, the Compensation Committee reviewed the elements and amounts recommended by the CEO, comparing the recommendations to the peer group data compiled by Mercer for the 2006 fiscal year, and comparing the performance of Jabil’s various operating segments to the recommended salaries for the responsible officers. The Compensation Committee determined that the recommendations presented by the CEO generally were consistent with both considerations.

In setting the levels of compensation at the start of the fiscal year, the Compensation Committee also establishes the short and long-term financial measures, weighting and targets. The specific financial measures, targets and objectives are believed to foster the creation of sustainable long-term value for our shareholders. The performance measures established by the Compensation Committee for the 2007 fiscal year were based upon Jabil’s one-year and three-year operating plans.

At the beginning of each fiscal year, the Compensation Committee meets in executive session to conduct a performance review of our CEO. During such review, the Compensation Committee evaluates the CEO’s overall performance and other accomplishments, taking into consideration an evaluation of Jabil’s financial performance relative to peers and industry performance, as well as input from certain officers.

The Compensation Committee is satisfied with the manner in which our executive compensation process worked for the 2007 fiscal year, and believes that the results of the process were consistent with the primary objectives described above. As described in the discussion below of the elements of our executive compensation program, the Compensation Committee’s determination of compensation results at the end of the year demonstrate a clear link between Jabil’s performance and the rewards earned by its executives.

Competitive Benchmarking

Each element of our executive compensation program is addressed in the context of competitive practices. In some years, the Compensation Committee reviews external benchmarks, surveys and trend information from multiple executive compensation surveys and consultants. The Compensation Committee benchmarks compensation and each element of compensation for our CEO and other executives in the third quartile of the market, with base salary at the 50th percentile and incentive and equity compensation at the 75th percentile. While the Compensation Committee reviews benchmark data, it retains discretion in setting an executive’s compensation, and as a result compensation for an executive may differ materially from the benchmarks and is influenced by factors including experience, position, tenure, individual and organization factors, retention needs and other factors. For fiscal year 2006, the Compensation Committee engaged Mercer to assess executive median pay levels, the competitive position of our executive officers’ compensation and the mix and elements of executive pay. The comparison group used for these purposes consisted of companies with one or more of the following attributes: business operations in the industries and businesses in which we participate; similar revenue and market capitalization; and businesses that are complex and broad and/or compete with us for executive talent. The comparison group for the fiscal year 2006 assessment consisted of the following 22 companies:

• Advanced Micro Devices	• Agilent Technologies, Inc.
• Apple Computer, Inc.	• Applied Materials, Inc.
• Avaya, Inc.	• Celestica Inc. (Canada)
• Cooper Industries	• Eaton Corp.
• EMC Corp.	• Emerson Electric Co.
• Flextronics International	• Lexmark Intl., Inc.
• Lucent Technologies, Inc.	• Micron Technology, Inc.
• NCR Corp.	• Qualcomm, Inc.
• Sanmina-SCI Corp.	• Solectron Corp.
• Sun Microsystems, Inc.	• Texas Instruments
• Textron	• Unisys

The Compensation Committee determined that an additional competitive benchmarking assessment for fiscal year 2007 was not necessary. The benchmarking assessment for fiscal year 2006, which reflected the implementation of Financial Accounting Standards Board Statement No. 123R, Share-Based Payment, (“FAS 123R”), was comprehensive and resulted in significant changes to our program, especially the shift from stock option awards to stock appreciation rights and restricted stock awards. For fiscal year 2007, the principal issues to be addressed were establishing incentive compensation performance targets and base salary changes resulting from changes in responsibilities and the impact of inflation. More recently, for purposes of its compensation decisions for fiscal year 2008, the Compensation Committee engaged Watson Wyatt Worldwide to prepare a competitive benchmarking assessment using an updated comparison group of companies.

Elements of Our Executive Compensation Program

During fiscal 2007, the compensation program for our Named Executive Officers consisted of the following elements:

•	base salary;

•	annual cash incentive opportunity;

•	equity-based long-term incentives, including stock appreciation rights and performance-based restricted stock;

•	401(k), profit-sharing, welfare and other personal benefits; and

•	perquisites.

The Compensation Committee believes that the elements of our executive compensation program are competitive and further our objectives of motivating achievement of our short- and long-term financial performance goals and strategic objectives, rewarding superior performance and aligning the interests of our executives and shareholders.

Named Executive Officer Direct Compensation Mix

The following table sets forth the target fiscal 2007 compensation for our Named Executive Officers by type of compensation as a percentage of the executives’ target total direct compensation. The table demonstrates the compensation philosophy described in this Compensation Discussion and Analysis in which the significant majority of our executives’ compensation is at risk in the form of performance-based awards and equity awards, which are dependent on the performance of Jabil stock.

Named Executive Officer	Annual Base Salary Rate	Performance-Based Non- Equity Incentive Plan Compensation at Target	Equity Awards at Target	Target Total Direct Compensation
Timothy L. Main	1,000,000 (16)%	1,100,000 (17)%	4,222,200 (67)%	6,322,200 (100)%
Forbes I.J. Alexander	475,000 (21)%	427,500 (19)%	1,378,224 (60)%	2,280,724 (100)%
Mark T. Mondello	600,000 (17)%	600,000 (17)%	2,256,725 (66)%	3,456,725 (100)%
John P. Lovato	400,000 (22)%	360,000 (19)%	1,088,050 (59)%	1,848,050 (100)%
William D. Muir, Jr.	400,000 (22)%	360,000 (19)%	1,088,050 (59)%	1,848,050 (100)%

The Annual Base Salary Rate in the table shown above is the annual rate of base salary approved for the Named Executive Officers effective September 1, 2006. Non-Equity Incentive Plan Compensation is the annual incentive compensation payable for achievement of financial measures at target. The Equity Award dollar value is based upon the grant date fair value of stock awards and option awards for achievement of financial performance measures at target, set forth in the Grants of Plan-Based Awards in Fiscal 2007 on pages 40-41. The percentages illustrate the portion of Target Total Direct Compensation that each of the components represents.

Base Salary

General Considerations

Base salaries are used to provide a fixed amount of compensation for the Named Executive Officer’s regular work. The base salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Base salary for all executive officer positions is targeted to be competitive with the average salaries of comparable executives at technology companies of similar size and is also intended to reflect consideration of an officer’s experience, business judgment and role in developing and implementing overall business strategy for Jabil. It is the intent of the Compensation Committee that Jabil’s compensation of executive officers fall within the median of industry compensation levels. Base salaries are based upon qualitative and subjective factors and no specific formula is applied to determine the weight of each factor.

Fiscal 2007 Base Salary

In October 2006, the Compensation Committee determined that base salary increases were appropriate for the Named Executive Officers other than the CEO based upon consideration of the comparative compensation data, targets for annual total cash compensation, performance for the prior year, the other factors discussed above and the CEO’s recommendations for the other Named Executive Officers.

The CEO’s base salary was not increased in fiscal 2007. Mr. Alexander’s base salary was increased approximately 5.5% to $475,000. Mr. Mondello’s base salary was increased approximately 4.3% to $600,000. Mr. Lovato’s base salary was increased approximately 6.6% to $400,000. Mr. Muir’s base salary was increased approximately 6.6% to $400,000. The information provided to the Compensation Committee for purposes of its base salary determinations reflects the differential between the levels for the CEO and the other executive officers. The Compensation Committee believes that the base salaries of our executive officers are consistent with its assessment of trends and competitive data.

Annual Incentive Compensation

Annual Incentive Plan

Under our Annual Incentive Plan which was approved by our shareholders in January 2006, the Compensation Committee sets an annual incentive compensation target for each Named Executive Officer. The target is stated as a percentage of the Named Executive Officer’s base salary that would be earned upon the achievement of performance goals, subject to the established maximum of 300% of base salary. To date, all incentive compensation targets have been substantially below this maximum level. The Compensation Committee also establishes specific financial performance measures and targets including the relative weighting and thresholds. Actual performance is measured using various specific pre-determined quantitative factors applied to various degrees to the individual executive officers. Such quantitative factors include annual core operating income, returns on invested capital and other measures of performance appropriate to the officer compensated. Following measurement of the actual performances achieved, an executive officer may earn less than or none of the applicable incentive compensation target amount if performance falls below expectations, or an amount in excess of the applicable target amount if actual performance significantly exceeds expectations. While the Compensation Committee evaluates Jabil’s performance, as well as that of the applicable Named Executive Officer, against established qualitative and quantitative factors, the decision to make an annual incentive award is within the Compensation Committee’s discretion. The Compensation Committee selects performance measures and targets believed to be important indicators of our progress and success. Through our Annual Incentive Plan a substantial portion of an executive’s annual cash compensation is directly tied to our financial performance.

In addition to the annual incentive awards, our Annual Incentive Plan authorizes the Compensation Committee to make discretionary bonus awards upon any terms and conditions determined by the Compensation Committee.

2007 Annual Incentive Awards

•

Determination of Incentive Targets — Annual incentive target amounts ranging from 90% to 110% of base salary were established for the Named Executive Officers at the beginning of the fiscal year. Annual incentive opportunities provided executives the potential to achieve total cash compensation above the target if our financial performance was above target. However, there was downside risk if performance is below target. Potential annual incentive payouts ranged from 0% to 200% of target depending on our financial performance and individual performance against personal objectives.

•

Performance Measures, Targets and Weighting — Annual incentives for fiscal 2007 were based upon core operating income, returns on invested capital and other measures of performance appropriate to each Named Executive Officer. We established performance goals that we believe were aggressive, but within reason, achievable. With respect to the core annual operating income performance measure (Segment A), the Compensation Committee established $483 million as the target, with a threshold performance level of $448 million, a superior performance level of $518 million, and a maximum incentive compensation payout at a core annual operating income performance level of $538 million. For the performance measure based on return on invested capital (Segment B), the Compensation Committee established 18.0% as the target, with a threshold performance level of 13.5%, a superior performance level of 21.0%, and a maximum incentive compensation payout at a 22.5% return on invested capital.

The Compensation Committee believes that these performance measures encouraged our executives to focus on improving both revenue and profitability. We believe these measures also were effective motivators because they are measurable, clearly understood and the drivers of the creation of sustainable long-term value for our stockholders.

The weighting of the financial measures for the annual incentive awards for fiscal 2007 was as follows:

•	For Messrs. Main, Mondello and Alexander, 65% on annual core operating income (Segment A), and 35% on average return on invested capital for the 3rd and 4th quarters of fiscal 2007 (Segment B).

•	For Messrs. Lovato and Muir, 50% on annual core operating income (Segment A), 25% on manufacturing costs, and 25% on inventory turns.

For the annual incentive awards for fiscal 2007, the Segment A potential payout ranged from 0% to 260% of the portion of the individual incentive compensation amounts allocated to Segment A. The Segment B potential payout ranged from 0% to 227% of the individual incentive compensation amounts allocated to Segment B. The potential payout for the manufacturing cost measure ranged from 0% to 200% of the individual incentive compensation amounts allocated to that measure, and the potential payout for the inventory turns measure was either 0% or 25% of the allocated individual incentive compensation amounts. Because the threshold performance levels were not achieved for Segment A, Segment B, the manufacturing cost measure or the inventory turns measure, no payouts were made pursuant to the annual incentive awards for fiscal 2007.

In June 2007, the Compensation Committee also granted supplemental incentive compensation awards for fiscal 2007 based on performance measures similar to those used for the annual incentive awards. At the end of the first half of fiscal year 2007, it became apparent to the Compensation Committee that the performance measures established at the beginning of the year for the annual incentive awards were not achievable as a result of extraordinary circumstances not attributable to the performance of the executive officers. The Compensation Committee determined that the absence of potential incentive compensation for the balance of the year was unacceptable, and therefore established the supplemental incentive compensation awards. The weighting of the financial measures for the supplemental incentive awards and the incentive target amounts were the same as described above for the annual incentive awards. However, for the supplemental incentive awards for fiscal 2007, the Segment A and Segment B potential payouts range from 0% to 50% of the portion of the individual incentive compensation amounts allocated to Segment A and Segment B. The performance goals established for the supplemental incentive awards were:

Segment A
Core Operating Income in FQ3 & FQ4	Earned Percentage of the Allocated Incentive Target
$174 million	0%
$175 million	25%
$182 million	45%
$195 million	50%

Segment B
Average Return on Invested Capital for FQ3 & FQ4	Earned Percentage of Allocated Incentive Target
10.40%	0.00%
10.50%	25.00%
11.00%	45.00%
12.00%	50.00%

In addition, the terms of the supplemental incentive awards provided that any payout under the supplemental awards would be offset by the payout under the annual incentive awards for fiscal 2007.

Because Jabil’s core operating income in the third and fourth quarters of fiscal 2007 was $190.9 million, the percentage of the allocated incentive target earned under Segment A of the supplemental incentive awards was 48.32 percent. Because the threshold performance level under Segment B of the supplemental incentive awards was not achieved, no payout was made with respect to the portion of the incentive target amounts allocated to Segment B.

For fiscal 2007, the Compensation Committee approved the financial measures and weighting, target incentives and the payouts for the Named Executive Officers as follows:

Named Executive Officer	Target Annual Incentive	Actual Annual Incentive Payment	Actual Payout Against Target
Timothy L. Main	$1,100,000	$345,488	31%
Forbes I.J. Alexander	$427,500	$134,269	31%
Mark T. Mondello	$600,000	$188,448	31%
John P. Lovato	$360,000	$140,976	39%
William D. Muir, Jr.	$360,000	$140,976	39%

The annual cash incentive payouts in respect of fiscal 2007 also appear in the Summary Compensation Table on page 38 under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Compensation

Equity Incentives

We provide long-term incentives for our Named Executive Officers through a combination of stock appreciation rights and performance-based restricted stock awards. The long-term compensation elements of our executive compensation program are designed to motivate our executives to focus on achievement of our long-term financial goals. Performance-based restricted stock grants motivate our executives to achieve our long-term financial goals and link such financial results with the compounded annual growth rate in Jabil’s core earnings per share over a three-year period. Under such grants, each new fiscal year begins a new three-year performance cycle for which the Compensation Committee establishes financial targets and award targets. Equity awards are also intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock. The total value of long-term compensation for our executive officers is typically set by reference to an existing executive compensation study prepared by a compensation consultant to ensure that the equity incentives, as part of the overall compensation program, are appropriate for Jabil’s peer group.

For the 2007 fiscal year, as it did for the 2006 fiscal year, the Compensation Committee awarded performance-based restricted stock and stock-settled stock appreciation rights to our Named Executive Officers. The rationale for this approach is based on the different natures and durations of the two types of awards. The performance-based restricted stock awards, as described in more detail below, are completely at risk and depend upon the achievement of the specific financial performance goals during a three year period. If the financial performance results at the midpoint of the specified performance period indicate that the performance goals are unlikely to be achieved, the performance-based restricted stock awards may be perceived by the award recipients as worthless. Such a perception might diminish the incentive and retentive value of the awards. However, a simultaneous award of stock appreciation rights with a ten year term provides the recipient with the likelihood of appreciation and long-term value during the seven years following the end of the performance period for the performance-based restricted stock awards. In addition, stock-settled stock appreciation rights are less dilutive than stock options.

Our Equity-Based Compensation Award Practices

The annual grant cycle for grants of stock appreciation rights and performance-based restricted stock awards to our Named Executive Officers typically occurs at the same time as decisions relating to salary increases and other annual cash incentive awards. This occurs at the start of each fiscal year, typically in October following the release of our financial results for the preceding fiscal year so that relevant information is available to the public. The dates for the meetings at which such grants are typically made are set well in advance of such meetings, typically one year or more. For the past several years, the annual equity grant date for our eligible employees has occurred on the same date as the grant to Named Executive Officers. The Compensation Committee may also make grants of equity awards to Named Executive Officers at other times during the year due to special circumstances, such as new hires or promotions. We do not reprice options and if our stock price declines after the grant date, we do not replace options. We do not seek to time equity grants to take advantage of information, either positive or negative, about the company which has not been publicly disclosed. The exercise price of options is the closing market price of our common stock on the last trading day before the date of grant.

In October 2007, Jabil’s Board of Directors adopted a stock incentive and compensation award policy. The award policy was developed in part as a response to the results of the reviews of our historical stock option grant practices by Jabil and a Special Committee of Jabil’s Board of Directors, and in part to satisfy a portion of Jabil’s obligations under the settlement of previously disclosed shareholder derivative actions. Although the award policy was adopted subject to final court approval of the settlement of the derivative actions, the Board of Directors directed Jabil management to implement the award policy on an interim basis with respect to awards granted after the date of adoption of the award policy. Furthermore, the Board of Directors directed in general that the award policy will be effective without material amendment for a period of two years from the date the Board of Directors approved the policy. The award policy was adopted after the Compensation Committee granted annual equity awards for the 2007 and 2008 fiscal year and therefore did not apply to the grants of those awards. The interim implementation of the award policy will be followed for the awards, if any, that the Compensation Committee approves during the remainder of the 2008 fiscal year. Subject to a limited provision for variation in the event of special circumstances, the components of the award policy are:

•	Grant timing guidelines, including requirements to establish before the beginning of each fiscal year and disclose pre-set dates on which awards may be granted;

•

Exercise price guidelines, including a requirement that the exercise prices of stock options and stock appreciation rights generally will be no less than the closing price of a share of Jabil’s common stock on the date of grant;

•

Grant authorization guidelines, including specific deadlines for award requests by management in advance of award grant dates and prohibitions on delegation of grant authority and approval of grants by written consent;

•	Grant implementation and miscellaneous procedural guidelines, including attendance by legal counsel at all meetings at which awards and other final compensation decisions are made.

Stock Appreciation Rights

Stock appreciation rights directly align the interests of executives and shareholders as the stock appreciation rights only result in gain to the recipient if our stock price increases above the exercise price of the stock appreciation rights. In addition, stock appreciation rights are intended to help retain key employees because they vest over a period of four years and, if not exercised, are forfeited if the employee leaves Jabil before vesting.

The Compensation Committee considers annual grants of stock appreciation rights to our executive officers soon after the beginning of each fiscal year. Stock appreciation rights granted to our Named Executive Officers and other employees during fiscal 2007 were made pursuant to our 2002 Stock Incentive Plan, which was approved by our stockholders most recently in August 2007, and have the following terms:

•	An exercise price equal to the closing price of our stock on the last trading day before the date of grant;

•	Vesting at the rate of 1/12 on the date that is 15 months after the grant date, and 1/12 on the same calendar date of each successive three-month period thereafter;

•	Settlement upon exercise is in the form of shares of Jabil stock;

•	Expire 10 years from the grant date;

•	Generally are exercisable, the extent vested, for 30 days following termination of employment; and

•	Vesting generally accelerates one year following a change of control if employment does not terminate.

A listing of the stock appreciation rights granted to our Named Executive Officers in fiscal 2007 appears in the Grants of Plan-Based Awards in Fiscal 2007 Table on pages 40-41. For additional information relating to the terms and conditions of stock appreciation rights, see the notes to the Outstanding Equity Awards at 2007 Fiscal Year End Table on pages 41-44.

Performance-Based Restricted Stock Awards

The financial measure for performance-based restricted stock awards granted in fiscal 2007 covering the three-year performance period of fiscal 2007 through fiscal 2009 is based upon the compounded annual growth rate of Jabil’s core earnings per share for the three-year period.

We believe core earnings per share encourage our executives to focus on improving earnings over the long-term and that these measures align with our objective of creating sustainable long-term value for our stockholders. For fiscal 2007, the Compensation Committee established a target number of shares for each Named Executive Officer under his performance-based restricted stock award. Assuming that each of the Named Executive Officers remains a Jabil employee through the end of Jabil’s 2009 fiscal year, he will receive anywhere from 0% of the target shares listed in the Grants of Plan-Based Awards in Fiscal 2007 table (if the compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2006 and ending on August 31, 2009 is less than 9%) to 200% of the target shares (if the compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2006 and ending on August 31, 2009 is 25% or greater). The target compounded annual growth rate in Jabil’s core earnings per share over the three year period beginning on September 1, 2006 and ending on August 31, 2009 is 15%. Jabil defines “core earnings” as GAAP net income before amortization of intangibles, stock-based compensation expense, acquisition-related charges, restructuring and impairment charges and certain other income/loss, net of tax. Jabil defines “core earnings per share” as core earnings divided by the weighted average number of outstanding shares determined under GAAP. For additional information relating to the terms and conditions of performance shares, see the notes to the Grants of Plan-Based Awards in Fiscal 2007 Table on pages 40-41.

For fiscal 2007, the Compensation Committee approved the grant of performance-based restricted stock awards to our Named Executive Officers for the three-year performance period covering fiscal years 2007 through 2009 as set forth in the Grants of Plan-Based Awards in Fiscal 2007 Table on pages 40-41.

Recovery of Executive Compensation

Jabil has not established any company policies or decisions regarding the adjustment or recovery of awards or payments if the relevant company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Post-Employment Compensation

Severance Arrangements

Jabil’s Named Executive Officers do not have employment agreements. Accordingly, upon a termination, for cause, no cause, change of control or any other reason whatsoever, the applicable Named Executive Officer(s) shall only receive salary, annual incentive compensation and bonus earned to the date of termination, and shall be permitted to exercise vested stock options and stock appreciation rights in accordance with the applicable award agreements, unless Jabil decides at that time to voluntarily make some type of severance payment. From time to time, we have at the time of termination entered into severance payment agreements for various reasons, including obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Change in Control Severance Arrangements

Jabil’s Named Executive Officers do not have change in control severance agreements. However, all options, stock appreciation rights and restricted stock awards issued under Jabil’s 1992 Stock Option Plan and the 2002 Stock Incentive Plan provide that, in the event of a change in control of Jabil, any award outstanding under the 2002 Stock Incentive Plan on the date of such change in control that is not yet vested will become fully vested on the earlier of (i) the first anniversary of the date of such change in control, if the grantee’s continuous status as an employee or consultant of Jabil does not terminate prior to such anniversary, or (ii) the date of termination of the grantee’s continuous status as an employee or consultant of Jabil as a result of termination by Jabil or its successor without cause or resignation by the grantee for good reason. However, an award will not become fully vested due to a change in control if the grantee’s continuous status as an employee or consultant terminates as a result of termination by Jabil or its successor for cause or resignation by the grantee without good reason prior to the first anniversary of the date of such change in control.

The 2002 Stock Incentive Plan and the 1992 Stock Option Plan provide that, in the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors may, in the exercise of its sole discretion in such instances, declare that any option awarded under the 2002 Stock Incentive Plan or the 1992 Stock Option Plan, or stock appreciation right awarded under the 2002 Stock Incentive Plan, will terminate as of a date fixed by the Board of Directors and give each grantee the right to exercise his option or stock appreciation right as to all or any part of the stock covered by such award, including shares as to which the option or stock appreciation right would not otherwise be exercisable.

In the event of a merger of Jabil with or into another corporation, or the sale of substantially all of the assets of Jabil, each outstanding option awarded under the 2002 Stock Incentive Plan and the 1992 Stock Option Plan, and each stock appreciation right awarded under the 2002 Stock Incentive Plan, will be assumed or an equivalent option and stock appreciation right will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor or purchaser refuses to assume or provide a substitute for the outstanding options or stock appreciation rights, the 2002 Stock Incentive Plan and the 1992 Stock

Option Plan provide for the acceleration of the exercisability and termination of all or some outstanding and unexercisable options and stock appreciation rights, unless otherwise determined by the Board of Directors in its discretion. In the event of the acquisition by any person, other than Jabil, of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and stock appreciation rights which are vested and exercisable shall be terminated in exchange for a cash payment.

A summary of potential payments upon termination or change in control for our Named Executive Officers is set forth in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement on pages 44-45.

401(k) and Retirement Programs

We maintain a 401(k) Retirement Plan (our “401(k) Plan”), which is a tax-qualified, defined contribution retirement plan available to our U.S.-based employees who have completed a 90-day period of service. Subject to applicable Internal Revenue Code limits, employees may generally contribute up to 75% of eligible compensation. We make a matching contribution of up to 2% of eligible compensation. Additional contributions by Jabil are at the discretion of Jabil’s Board of Directors. We do not provide any other retirement benefits to our Named Executive Officers.

Nonqualified Deferred Compensation

Jabil does not provide a nonqualified deferred compensation arrangement for any of our Named Executive Officers.

Profit Sharing Plan

Jabil contributes to a profit sharing plan for all employees who have completed a 12-month period of service in which the employee has worked at least 1,000 hours.

Pension Plan

Jabil does not provide pension benefits for any of our Named Executive Officers.

Welfare and Other Benefits

We maintain welfare benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short and long-term disability insurance, group life insurance and supplemental life insurance as well as customary vacation, leave of absence and other similar policies. Our Named Executive Officers are eligible to participate in these programs on the same basis as the rest of our salaried employees.

Perquisites

Generally, our executive officers receive perquisites that are generally available to our other salaried U.S. employees, such as contributions to our 401(k) Plan, contributions to our Profit Sharing Plan, and amounts paid on behalf of participating employees pursuant to our Employee Stock Purchase Plan, and have a relatively low incremental cost to us. For our 2007 fiscal year, our U.S.-based Named Executive Officers only received perquisites that are generally available to our salaried U.S. employees, and the total amount of such perquisites was relatively low (see those, for example, for Timothy L. Main, Forbes I.J. Alexander and Mark T. Mondello set forth in the Summary Compensation Table on page 38 under the “All Other Compensation” column and the related notes). In addition, those Named Executive Officers whom we asked to relocate overseas also received “expatriate benefits” that are intended to compensate them for additional economic costs that each of them faced as a result of our requiring them to serve outside the U.S., for things such as housing, local transportation expenses and foreign income taxes resulting from providing services in such foreign jurisdiction (see those, for example, for John P. Lovato and William D. Muir, Jr. set forth in the Summary Compensation Table on page 38 under the “All Other Compensation” column and the related notes).

Policies Relating to Our Common Stock

Insider Trading Policy and Stock Ownership Guidelines

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. We restrict trading by our officers and directors, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin at the close of business on the second trading day following the date of public disclosure of the financial results for the prior fiscal quarter or year and end on the first calendar day of the third fiscal month of the fiscal quarter. While we do not have a policy that specifically prohibits our executive officers from hedging the economic risk of stock ownership in our stock, we discourage our executive officers from entering into certain types of hedges with respect to our securities. In addition, federal securities laws prohibit our executive officers from selling “short” our stock.

Tax and Accounting Considerations

Tax Deducibility of Executive Compensation

Section 162 (m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to Named Executive Officers in excess of $1 million. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based.” In evaluating whether to structure executive compensation components as performance-based and thus, tax deductible, the Compensation Committee considers the net cost to us, and its ability to effectively administer executive compensation in the long-term interest of stockholders. Stock option grants and performance share awards made to executive officers under our Stock Incentive Plan and cash payments under our Annual Incentive Plan are structured generally to be fully deductible under Section 162(m). One reason for the Compensation Committee’s decision not to increase the CEO’s base salary for fiscal year 2007 was its intention to maximize his deductible performance-based compensation. The Compensation Committee believes, however, that it is important to preserve the flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, the Compensation Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. For example, even though they were based upon specified performance measures, the supplemental incentive compensation awards approved by the Compensation Committee for fiscal year 2007 did not satisfy all of the requirements for the performance-based compensation exception to the Section 162(m) deduction limit.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A. Pursuant to recently published final regulations, we may be required to amend some of our plans and arrangements to make them either exempt from or comply with Section 409A.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2007 Annual Meeting of Shareholders and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007.

By the Compensation Committee

Frank A. Newman, Chair
Mel S. Lavitt
Steven A. Raymund

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our Named Executive Officers for the fiscal year ended August 31, 2007. The Named Executive Officers are our Chief Executive Officer and Chief Financial Officer, along with each of our next three most highly compensated executive officers, based upon their total compensation as reflected in the table below.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy L. Main Chief Executive Officer, President and Director	2007	1,000,000	1,346,065	1,012,366	345,488	19,698	3,723,617
Forbes I.J. Alexander Chief Financial Officer	2007	475,000	463,417	311,259	134,269	7,778	1,391,723
Mark T. Mondello Chief Operating Officer	2007	600,000	685,714	499,753	188,448	8,336	1,982,251
John P. Lovato Senior Vice President, Regional President – Europe (7)	2007	400,000	370,942	270,526	140,976	955,895	2,138,339
William D. Muir, Jr. Senior Vice President, Regional President – Asia (8)	2007	400,000	370,942	262,737	140,976	404,358	1,579,013

(1)	The “Salary” column reflects the base salary for each of our Named Executive Officers, including salary increases effective on September 1, 2006.
(2)	Amounts shown under the “Stock Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R for fiscal 2007 with respect to performance-based restricted stock awards. Under FAS 123R, the fair value of such stock awards is determined as of the date of grant using our closing market price on the date of grant, and that amount was amortized by us ratably in monthly increments over the vesting period. Amounts shown reflect the partial amortization of grants made in fiscal 2007 as well as the partial amortization of stock awards granted in prior years which were not yet fully vested. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2007 Table on pages 40-41 and the

“Compensation Discussion and Analysis” for information with respect to stock grants made in fiscal 2007 and the Outstanding Equity Awards at 2007 Fiscal Year End Table on pages 41-44 with respect to stock awards made prior to fiscal 2007. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.

(3)	Amounts shown under the “Option Awards” column reflect the expense recognized by us for financial statement reporting purposes in accordance with FAS 123R for fiscal 2007 with respect to stock appreciation rights granted to Named Executive Officers. Amounts shown reflect partial amortization of stock appreciation rights grants made in fiscal 2007 as well as the partial amortization of stock options and stock appreciation rights granted in prior years which were not fully vested. We recognized expense ratably in monthly increments over the vesting period. The assumptions used for the valuations are set forth in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2007 Table on pages 40-41 and the “Compensation Discussion and Analysis” for information with respect to stock appreciation rights granted in fiscal 2007 and the Outstanding Equity Awards at 2007 Fiscal Year End Table on pages 41-44 for information with respect to options and stock appreciation rights granted prior to fiscal 2007. These amounts reflect our accounting for these stock option and stock appreciation rights grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.
(4)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent supplemental incentive award amounts under our Annual Incentive Plan for services performed in fiscal 2007. For additional information about our Annual Incentive Plan and these payouts see the “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards in Fiscal 2007 Table on pages 40-41.
(5)	This column does not include any cash dividends paid on shares of restricted stock held by the Named Executive Offiers during the 2007 fiscal year, as these dividends were reflected in the grant date fair value of each of the applicable restricted stock grants (as calculated under FAS 123R). The following table describes the components of the “All Other Compensation” column:

Name	Company Contributions to 401k Plan ($)	Profit Sharing ($)	Perquisites and Other Personal Benefits ($)		Expatriate Benefits ($)		Total ($)
Timothy L. Main	—	12,449	7,249	(a)	—		19,698	(b)
Forbes I.J. Alexander	2,249	5,529	—		—		7,778
Mark T. Mondello	1,154	7,182	—		—		8,336
John P. Lovato	2,250	4,993	4,201	(c)	944,451	(d)	955,895
William D. Muir, Jr.	1,596	3,316	7,249	(a)	392,197	(e)	404,358

(a)	Represents a benefit received by the executive officer as a result of his participation in Jabil’s Employee Stock Purchase Program.
(b)	Jabil maintains a golf club membership for business purposes. On a few occasions during the 2007 fiscal year, Mr. Main used the membership for personal purposes. As Mr. Main paid all incremental costs associated with such use, we have not included any amount in this table associated with such use.
(c)	Includes: (i) a $2,716 benefit received by Mr. Lovato as a result of Jabil paying certain expenses in connection with Mr. Lovato’s obtaining a renewal of his Belgium work permit, and (ii) a $1,485 benefit received by Mr. Lovato as a result of Jabil paying certain expenses associated with Mr. Lovato undergoing a physical examination at the Mayo Clinic.
(d)	This sum is equal to the following amounts paid by Jabil to Mr. Lovato, or to some third party on behalf of Mr. Lovato, as a result of his work assignment in Belgium:
(i)	$58,027 in connection with Mr. Lovato’s housing in Belgium.
(ii)	$70,617 in order to compensate Mr. Lovato for the difference in purchasing power between St. Petersburg, Florida and Belgium.
(iii)	$12,066 for Mr. Lovato’s car and other transportation expenses while in Belgium.
(iv)	$8,947 for travel expenses incurred by Mr. Lovato and his family in traveling from Belgium to St. Petersburg, Florida and then back to Belgium.
(v)	$7,755 in exchange rate equalization payments.

(vi)	$472,697 payment on behalf of Mr. Lovato of 2004 and 2006 Belgium tax assessments and 2007 estimated Belgium income taxes, each resulting from him providing services to Jabil in Belgium.
(vii)	$300,941 to reimburse Mr. Lovato for his 2005 and 2006 U.S. income taxes resulting from the benefits listed in (i) through
(vi)	above.
(viii)	$7,773 as a U.S. tax “gross-up” reimbursement for the additional Belgium income taxes owed by Mr. Lovato as a result of the benefits listed in (i) through (vi) above.
(ix)	$5,628 as a U.S. tax “gross-up” reimbursement for the additional U.S. income taxes owed by Mr. Lovato as a result of the benefit listed in (vii) above.
(e)	This sum is equal to the following amounts paid by Jabil to Mr. Muir, or to some third party on behalf of Mr. Muir, as a result of his work assignment in China:
(i)	$114,189 in connection with Mr. Muir’s housing in China.
(ii)	$24,425 for Mr. Muir’s car and other transportation expenses while in China.
(iii)	$16,047 for the education in China of the children of Mr. Muir.
(iv)	$15,721 for travel expenses incurred by Mr. Muir and his family in traveling from China to St. Petersburg, Florida and then back to China.
(v)	$109,586 payment on behalf of Mr. Muir of 2007 China income taxes resulting from him providing services to Jabil in China.
(vi)	$77,759 to reimburse Mr. Muir for his 2006 U.S. income taxes resulting from the benefits listed in (i) through (v) above.
(vii)	$4,506 as a U.S. tax “gross-up” reimbursement for the additional China income taxes owed by Mr. Muir as a result of the benefits listed in (i) through (v) above.
(viii)	$29,964 as a tax “gross-up” reimbursement for the additional U.S. income taxes owed by Mr. Muir as a result of the benefit listed in (vi) above.
(7)	Mr. Lovato was our Senior Vice President, Regional President – Europe at the end of our 2007 fiscal year, and was named Executive Vice President, Chief Executive Officer, Consumer Division in September 2007.
(8)	Mr. Muir was our Senior Vice President, Regional President – Asia at the end of our 2007 fiscal year, and was named Executive Vice President, Chief Executive Officer, EMS Division in September 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

The following table provides information about cash and equity incentive compensation awarded to our Named Executive Officers in fiscal 2007, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our Annual Incentive Plan for fiscal 2007 performance; (3) the range of performance-based restricted stock shares that may be earned in respect of the fiscal 2007 to fiscal 2009 performance period; (4) the number and exercise price of stock appreciation rights grants; and (5) the grant date fair value of the performance-based restricted stock and stock appreciation rights computed under FAS 123R.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Underlying Options (3)	Exercise or Base Price of Option Awards ($/Share) (4)	Market Price of Jabil Stock on Grant Date (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy L. Main	10/26/06	$132,000	$1,100,000	$2,200,000	32,000	80,000	160,000	140,000	29.31	29.45	4,222,200
Forbes I.J. Alexander	10/26/06	$51,300	$427,500	$855,000	10,434	26,085	52,170	45,763	29.31	29.45	1,378,224
Mark T. Mondello	10/26/06	$72,000	$600,000	$1,200,000	17,085	42,712	85,424	74,933	29.31	29.45	2,256,725
John P. Lovato	10/26/06	$43,200	$360,000	$720,000	8,237	20,593	41,186	36,128	29.31	29.45	1,088,050
William D. Muir, Jr.	10/26/06	$43,200	$360,000	$720,000	8,237	20,593	41,186	36,128	29.31	29.45	1,088,050

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our Annual Incentive Plan in respect of fiscal 2007 performance. If performance is below threshold then no amounts will be paid. For additional information related to the annual cash incentive awards including performance targets, measures and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based restricted stock awards granted under our 2002 Stock Incentive Plan in fiscal 2007 for the three-year performance period covering fiscal years 2007 through 2009. The number of shares that will be earned by each Named Executive Officer will range from 0% to 200% of the target number of shares and will be based upon the compounded annual growth rate of Jabil’s core earnings per share. For additional information related to the performance measures and targets, see the “Compensation Discussion and Analysis” section of this proxy statement. During the performance period, cash dividend payments are paid in an amount equal to dividends paid on our common stock. A Named Executive Officer must remain employed with us through the last day of the performance period to earn an award. See the “Potential Payments Upon Termination or Change in Control” section of this proxy statement on pages 44-45 for treatment of performance-based restricted stock upon a change in control.
(3)	The “All Other Option Awards: Number of Securities Underlying Options” column shows the stock appreciation rights granted to our Named Executive Officers during fiscal 2007. These stock appreciation rights vest 1/12 on the date that is one year and three months after the grant date, and an additional 1/12 on the same calendar date of each successive three-month period thereafter. These stock appreciation rights expire no later than 10 years from the date of grant. See the “Potential Payments Upon Termination or Change in Control” section of this proxy statement on pages 44-45 for treatment of stock appreciation rights upon a change in control. For additional information related to the terms and conditions of the stock appreciation rights granted by Jabil, see the Outstanding Equity Awards at 2007 Fiscal Year End Table on pages 41-44.
(4)	The “Exercise or Base Price of Option Awards” column shows the base price for the stock appreciation rights granted, which was the closing price of Jabil’s common stock on October 25, 2006. The grants were approved by the Compensation Committee on October 26, 2006 using the closing price on October 25, 2006, in accordance with the terms of our 2002 Stock Incentive Plan, which defines “fair market value” of Jabil’s common stock as of any date as the closing sales price for the common stock on the last market trading day prior to the day of determination.
(5)	The “Grant Date Fair Value of Stock and Option Awards” column shows the full grant date fair value of the performance-based restricted stock and stock appreciation rights granted to the Named Executive Officers in fiscal 2007. The grant date fair value of the awards is determined under FAS 123R and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual FAS 123R accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. For performance-based restricted stock awards, the grant date fair value is based on a grant price of $29.45. The assumptions used for determining values are set forth in Note 12 to our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR END

The following table provides information regarding outstanding unexercised stock options (including stock appreciation rights) and unvested stock awards held by each of our Named Executive Officers as of August 31, 2007. Each grant of options or unvested stock awards is shown separately for each Named Executive Officer. The vesting schedule for each award of options is shown following this table based on the option grant date.

	Option Awards					Stock Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)(5)
Timothy L. Main	10/20/1999	141,600	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	141,900	—	42.75	10/12/2010	—	—	—	—
	9/21/2001	248,900	—	15.00	9/21/2011	—	—	—	—
	10/17/2002	115,600	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	105,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	65,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	105,000	—	24.02	10/20/2014	50,000	1,110,000	—	—
	10/25/2005	46,666	93,334	30.05	10/24/2015	—	—	80,000	1,776,000
	10/26/2006	—	140,000	29.31	10/25/2016	—	—	80,000	1,776,000

Forbes I.J. Alexander	10/20/1999	20,000	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	13,100	—	42.75	10/12/2010	—	—	—	—
	10/17/2002	11,592	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	25,000	555,000	—	—
	10/11/2005	12,845	25,692	29.79	10/10/2015	—	—	21,966	487,645
	10/26/2006	—	45,763	29.31	10/25/2016	—	—	26,085	579,087

Mark T. Mondello	9/1/1998	25,240	—	5.88	9/1/2008	—	—	—	—
	11/17/1998	80,000	—	12.21	11/17/2008	—	—	—	—
	10/20/1999	30,000	—	23.09	10/20/2009	—	—	—	—
	10/12/2000	28,300	—	42.75	10/12/2010	—	—	—	—
	9/21/2001	79,600	—	15.00	9/21/2011	—	—		—
	10/17/2002	80,500	—	12.95	10/17/2012	—	—		—
	10/2/2003	75,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	120,000	—	24.02	10/20/2014	25,000	555,000	—	—
	10/11/2005	21,543	43,087	29.79	10/10/2015	—	—	36,839	817,826
	10/26/2006	—	74,933	29.31	10/25/2016	—	—	42,712	948,206

John P. Lovato	10/12/2000	19,900	—	42.75	10/12/2010	—	—	—	—
	10/17/2002	21,592	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	65,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	50,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	20,000	444,000	—	—
	10/11/2005	10,704	21,410	29.79	10/10/2015	—	—	18,305	406,371
	10/26/2006	—	36,128	29.31	10/25/2016	—	—	20,593	457,165

William D. Muir, Jr.	10/20/1999	17,000	—	23.09	10/20/2009	—	—	—	—
	12/22/2000	10,500	—	21.38	12/22/2010	—	—	—	—
	9/21/2001	30,786	—	15.00	9/21/2011	—	—	—	—
	9/21/2001	214	—	24.85	9/21/2011	—	—	—	—
	10/17/2002	64,400	—	12.95	10/17/2012	—	—	—	—
	10/2/2003	50,000	—	26.14	10/2/2013	—	—	—	—
	12/16/2003	15,000	—	26.75	12/16/2013	—	—	—	—
	10/20/2004	65,000	—	24.02	10/20/2014	20,000	444,000	—	—
	10/11/2005	10,704	21,410	29.79	10/10/2015	—	—	18,305	406,371
	10/26/2006	—	36,128	29.31	10/25/2016	—	—	20,593	457,165

(1)

The options include incentive stock options, nonqualified stock options and stock appreciation rights. The exercise or base price for all grants is the closing price of a share of our common stock on the last trading day before the date of grant, in accordance with the terms of our equity incentive plans. The exercise price of stock options may be paid in cash and/or shares of our common stock, or an option holder may use

“broker assisted cashless exercise” procedures. All stock appreciation rights are settled in shares of our common stock. In the event of termination of employment for any reason, stock options and stock appreciation rights may be exercised only to the extent they were vested on the date of termination. In the event of termination for any reason other than death or disability, stock options and stock appreciation rights may be exercised during the 30-day period following termination. In the event of death or disability, stock options and stock appreciation rights remain exercisable for a period of 12 months. The following table details the vesting schedule for stock option and stock appreciation rights grants based upon the grant date. In general, stock options and stock appreciation rights expire 10 years from the date of grant.

Grant Date	Vesting
9/1/1998	Options vest at a rate of 12% after the first six months (on March 1, 1999) and 2% per month thereafter, becoming fully vested after a 50-month period (on November 1, 2002).
11/17/1998	Options vest at a rate of 12% after the first six months (on May 17, 1999) and 2% per month thereafter, becoming fully vested after a 50-month period (on January 17, 2003).
10/20/1999	Options vest at a rate of 12% after the first six months (on April 20, 2000) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 20, 2003).
10/12/2000	Options vest at a rate of 12% after the first six months (on April 12, 2001) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 12, 2004).
12/12/2000	Options vest at a rate of 12% after the first six months (on June 12, 2001) and 2% per month thereafter, becoming fully vested after a 50-month period (on February 12, 2005).
10/17/2002	Options vest at a rate of 12% after the first six months (on April 17, 2003) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 17, 2006).
10/2/2003	Options vest at a rate of 12% after the first six months (on April 2, 2004) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 2, 2007).
12/16/2003	Options vest upon the earlier of 7 years (on December 16, 2010) or satisfaction of specific performance goals. The performance goals associated with this grant are based upon the Company’s total shareholder return compared to peer group companies.
10/20/2004	Options vest at a rate of 12% after the first six months (on April 20, 2005) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 20, 2008).
10/11/2005	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 11, 2007) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 11, 2009).
10/26/2006	Stock appreciation rights vest at a rate of one-twelfth fifteen months after the grant date (on January 26, 2008) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 26, 2010).

(2)	These are grants of shares under a time accelerated restricted stock appreciation program (TARSAP). Shares vest and will cease being restricted upon the earlier of 5 years from the date of grant or satisfaction of specific performance goals. During the restriction period of restricted stock, the holder may exercise full voting rights, but may not transfer or otherwise dispose of such shares. Dividends are paid in cash on shares of restricted stock in an amount equal to the dividend payments on our common stock. Upon termination of employment for any reason prior to full vesting, unvested shares of restricted stock are forfeited. See the “Potential Payments Upon Termination or Change in Control” section of this proxy statement on pages 44-45 for treatment of restricted stock upon a change in control.
(3)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $22.20, the closing market price of Jabil common stock on August 31, 2007.
(4)	These amounts represent the number of shares of performance-based restricted stock granted (a) in fiscal 2006 with a three-year performance period covering fiscal years 2006 through 2008 and (b) granted in fiscal 2007 with a three-year performance period covering fiscal years 2007 through 2009. The number of shares and related values as of August 31, 2007 represent the award that was granted at target. Actual results may cause our Named Executive Officers to earn more or fewer shares. All performance-based restricted stock shares provide for the payment of cash dividends in an amount equal to the dividend payments on our common stock. For more information regarding performance-based restricted stock, see the Grants of Plan-Based Awards in Fiscal 2007 Table on pages 40-41 and the “Compensation Discussion and Analysis” section of this proxy statement.

(5)	The market value shown was determined by multiplying the number of unearned performance-based restricted stock shares (at maximum) by $22.20, the closing market price of Jabil common stock on August 31, 2007.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

The following table provides information for each of our Named Executive Officers regarding (1) stock option and stock appreciation rights exercises during fiscal 2007, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards during fiscal 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
Timothy L. Main	—	—	—	—
Forbes I.J. Alexander	—	—	—	—
Mark T. Mondello	136,960	2,828,026	—	—
John P. Lovato	—	—	—	—
William D. Muir, Jr.	18,000	310,410	—	—

(1)	The value realized upon the exercise of stock options and stock appreciation rights is the difference between the exercise or base price and the market price of our common stock upon exercise for each option or stock appreciation right. The value realized was determined without considering any taxes that were owed upon exercise.
(2)	Upon the vesting and release of shares of restricted stock, shares are surrendered to satisfy income tax-withholding requirements. The amounts shown and value realized do not give effect to the surrender of shares to cover such tax-withholding obligations. The value realized was determined by multiplying the number of shares that vested by the closing market price of Jabil common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Jabil’s Named Executive Officers do not have employment agreements. Accordingly, upon a termination, for cause, no cause, change of control or any other reason whatsoever, the applicable Named Executive Officer(s) shall only receive salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of severance payment. The effect of termination on equity awards of the Named Executive Officers is described in the table below and in “Change in Control Severance Arrangements” on pages 35-36.

If termination of a Named Executive Officer’s employment were to occur for a reason other than a change in control, then such Named Executive Officer would not receive any additional amounts. The following table sets forth the additional amounts that could have been realized by each Named Executive Officer if termination of his employment were to occur as of August 31, 2007 as a result of a change in control, based on the closing price of Jabil’s common stock on such date. The value we give below for options and SARs (which we refer to below as net market value) is equal to the number of unvested options and SARs on August 31, 2007 multiplied by the difference between the closing price on such date and the exercise price for such options and SARs.

Termination Scenarios

Timothy L. Main	Change in Control
Salary	$0
Bonus	$0

Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.

Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $8,214,000 would vest.

Forbes I.J. Alexander	Change in Control
Salary	$0
Bonus	$0

Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.

Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $2,688,464 would vest.

Mark T. Mondello	Change in Control
Salary	$0
Bonus	$0

Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.

Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $4,087,064 would vest.

John P. Lovato	Change in Control
Salary	$0
Bonus	$0

Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.

Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $2,171,071 would vest.

William D. Muir, Jr.	Change in Control
Salary	$0
Bonus	$0

Stock Options and SARs	The accelerated vesting of all unvested options and SARs will occur as described above. Options and SARs with a net market value of $0 would vest.

Restricted Stock	The accelerated vesting of all unvested restricted shares will occur as described above. Restricted shares with a market value of $2,171,071 would vest.

DIRECTOR COMPENSATION

During the 2007 fiscal year, non-employee directors received the following annual compensation, payable quarterly: $52,500 for serving as a member of the Board of Directors; $10,000 for serving as a non-chair member of the Audit Committee; $20,000 for serving as chair of the Audit Committee; $5,000 for serving as a non-chair member of the Compensation Committee; $10,000 for serving as the chair of the Compensation Committee; $5,000 for serving as a non-chair member of the Nominating and Corporate Governance Committee; and $10,000 for serving as the chair of the Nominating and Corporate Governance Committee. In addition, Ms. Walters received $20,000 during the 2007 fiscal year for serving as the sole member of the Board’s Special Committee that was appointed to review the allegations in the stock option-related shareholder derivative actions filed against Jabil. No director currently receives any additional cash compensation for attendance at Board of Directors or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, non-employee directors are also eligible to receive awards under Jabil’s 2002 Stock Incentive Plan. For the 2007 fiscal year, each non-employee director received a restricted stock award of 7,500 shares of Jabil’s common stock, 1/8th of which vest every six months.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Laurence S. Grafstein	62,500	220,875	283,375
Mel S. Lavitt	72,500	220,875	293,375
Timothy L. Main	—	—	—
William D. Morean	52,500	220,875	273,375
Lawrence J. Murphy	52,500	220,875	273,375
Frank A. Newman	77,500	220,875	298,375
Steven A. Raymund	82,500	220,875	303,375
Thomas A. Sansone	52,500	220,875	273,375
Kathleen A. Walters	72,500	220,875	293,375

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel’s) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Audit Committee’s chair shall have the authority to act on behalf of the Audit Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Audit Committee chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Since the Related Party Transactions Policy was established following Jabil’s 2007 fiscal year, the transactions discussed below were not subject to review, approval or ratification under the Related Party Transactions Policy.

Related Party Transactions

During its 2007 fiscal year, Jabil was a party to an arm’s-length agreement, in compliance with Federal Aviation Administration Rules, with an entity (“Indigo”) controlled by William D. Morean, a director of Jabil, for Jabil’s use of Indigo’s aircraft for Jabil’s business purposes. This agreement has proven to be beneficial for Jabil in that it enables Jabil access to Indigo’s aircraft when Jabil’s aircraft is either inappropriate or unavailable for its desired business use. Under the agreement, Jabil paid market competitive hourly rental rates and certain ancillary costs incurred while the aircraft was being used by Jabil, such as fuel, oil, landing fees, etc. Jabil did not pay for Mr. Morean’s personal use of the aircraft. During the fiscal year ended August 31, 2007, Jabil paid approximately $67,000 for its use of Indigo’s aircraft. During the 2007 fiscal year, Jabil provided Mr. Morean limited personal use of Jabil’s aircraft. Jabil charged, pursuant to and in compliance with Federal Aviation Administration Rule, Mr. Morean for such use, an amount equal to two-times the cost of fuel for flights, plus certain related expenses such as landing fees, tie down fees, etc., which totaled approximately $56,000. Mr. Morean and Indigo also had an agreement with Jabil at market competitive rates for the limited use of Jabil’s flight crew to operate a non-Jabil aircraft for non-Jabil use and for maintenance scheduling fees. During the 2007 fiscal year, Mr. Morean and Indigo paid Jabil approximately $136,000 for such flight crew’s services and maintenance scheduling attributable to Indigo’s aircraft. Jabil and Indigo also insure their respective aircraft under a mutual policy, which enabled Jabil to take advantage of a quantity discount for aircraft insurance and pay less for its aircraft insurance than it would pay without the Indigo aircraft on the policy. During the 2007 fiscal year, Jabil paid approximately $79,000 for the portion of the cost of the policy attributable to Indigo’s aircraft, which was subsequently reimbursed by Indigo.

Mr. Charles A. Main, a brother of Timothy L. Main, the Chief Executive Officer, President and a director of Jabil, is employed by Jabil’s Business Development division and his compensation for the 2007 fiscal year consisted of the following items: a base salary of $126,615, grants of performance-based restricted shares and stock-settled stock appreciation rights (Jabil’s fiscal year 2007 expense calculated under FAS 123R for these awards and certain prior year awards was $93,787), a bonus of $123,750, a $4,434 contribution by Jabil on his behalf to his 401k plan, $34,326 as a result of his participation in Jabil’s Profit Sharing Plan, $7,249 paid by Jabil on his behalf as a result of his participation in Jabil’s Employee Stock Purchase Plan, $15,393 paid by Jabil on his behalf as a result of his relocation and monthly storage fees and $196,105 for costs associated with his expatriate assignment outside of the U.S. and certain associated taxes (for total compensation of $601,659).

OTHER PROCEDURAL MATTERS

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend.

Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

December 20, 2007

APPENDIX A

JABIL CIRCUIT, INC.

2002 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Awards, Performance Units, Performance Shares or Stock Appreciation Rights.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any Committee or person as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted.

(c) “Award” means an Option, Stock Appreciation Right, Stock Award, Performance Unit or Performance Share granted under the Plan.

(d) “Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Administrator.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the happening of any of the following:

(i) When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The occurrence of a transaction requiring stockholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

(g) “Change in Control Price” means, as determined by the Board,

(i) the highest Fair Market Value of a Share within the 60 day period immediately preceding the date of determination of the Change in Control Price by the Board (the “60-Day Period”), or

(ii) the highest price paid or offered per Share, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company, at any time within the 60-Day Period, or

(iii) some lower price as the Board, in its discretion, determines to be a reasonable estimate of the fair market value of a Share.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(j) “Common Stock” means the Common Stock, $.001 par value, of the Company.

(k) “Company” means Jabil Circuit, Inc., a Delaware corporation.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are paid only a director’s fee by the Company or who are compensated by the Company for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.

(m) “Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Parent, a Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee.

(n) “Covered Stock” means the Common Stock subject to an Award.

(o) “Date of Grant” means the date on which the Administrator makes the determination granting the Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.

(p) “Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates.

(q) “Director” means a member of the Board.

(r) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(s) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(v) “Grantee” means an individual who has been granted an Award.

(w) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Mature Shares” means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and that such holder either (i) has held for at least six months or (ii) has purchased on the open market.

(y) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means a stock option granted under the Plan.

(bb) “Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company holds at least 50 percent of the voting shares of one of the other corporations in such chain.

(cc) “Performance Period” means the time period during which the performance goals established by the Administrator with respect to a Performance Unit or Performance Share, pursuant to Section 9 of the Plan, must be met.

(dd) “Performance Share” has the meaning set forth in Section 9 of the Plan.

(ee) “Performance Unit” has the meaning set forth in Section 9 of the Plan.

(ff) “Plan” means this 2002 Stock Incentive Plan.

(gg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(hh) “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

(ii) “Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.

(jj) “Stock Grant” means Shares that are awarded to a Grantee pursuant to Section 8 of the Plan.

3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares that may be subject to Awards under the Plan since the Plan became effective is 32,108,726, which includes Shares that were available on August 31, 2007 to be subject to future Awards, plus Shares that were subject to Awards on August 31, 2007, and all Shares issued prior to August 31, 2007. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full the remaining Shares that were subject to the Award shall become available for future Awards under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, if the payment upon exercise of a SAR is in the form of Shares, the Shares subject to the SAR shall be counted against the available Shares as one Share for every Share subject to the SAR, regardless of the number of Shares used to settle the SAR upon exercise.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to different groups of Employees and Consultants. Except as provided below, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board and constituted to satisfy Applicable Law.

(ii) Rule 16b-3. To the extent the Board or the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Section 162(m) of the Code. To the extent the Board or the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.

(iv) Authorization of Officers to Grant Options. In accordance with Applicable Law, the Board may, by a resolution adopted by the Board, authorize one or more Officers to designate Officers and Employees (excluding the Officer so authorized) to be Grantees of Options and determine the number of Options to be granted to such Officers and Employees; provided, however, that the resolution adopted by the Board so authorizing such Officer or Officers shall specify the total number and the terms (including the exercise price, which may include a formula by which such price may be determined) of Options such Officer or Officers may so grant.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee or an Officer, subject to the specific duties delegated by the Board to such Committee or Committee, the Administrator shall have the authority, in its sole and absolute discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(u) of the Plan;

(ii) to select the Consultants and Employees to whom Awards will be granted under the Plan;

(iii) to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

(iv) to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;

(v) to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator shall determine;

(vii) to construe and interpret the terms of the Plan and Awards;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

(ix) to modify or amend each Award (subject to Section 13 of the Plan). However, the Administrator may not modify or amend any outstanding Option so as to specify a lower exercise price or accept the surrender of an outstanding Option and authorize the granting of a new Option with a lower exercise price in substitution for such surrendered Option;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to determine the terms and restrictions applicable to Awards;

(xii) to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

(xiii) to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;

(xiv) to provide any notice or other communication required or permitted by the Plan in either written or electronic form; and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.

5. Eligibility and General Conditions of Awards.

(a) Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards.

(b) Maximum Term. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than ten years after the Date of Grant, and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement; provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Administrator pursuant to Section 10 of the Plan may, if so permitted or required by the Administrator, extend more than ten years after the Date of Grant of the Award to which the deferral relates.

(c) Award Agreement. To the extend not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. The Administrator, in its sole and absolute discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.

(d) Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Award Agreement, and subject to Section 11 of the Plan:

(i) the Grantee may exercise his or her unexercised Option or SAR, but only within such period of time as is determined by the Administrator, and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). In the case of an Incentive Stock Option, the Administrator shall determine such period of time (in no event to exceed three months from the Date of Termination) when the Option is granted. If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified by the Administrator, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan. An Award Agreement may also provide that if the exercise of an Option following the Date of Termination would be prohibited at any time because the issuance of Shares would violate Company policy regarding compliance with Applicable Law, then the exercise period shall terminate on the earlier of (A) the expiration of the term of the Option set forth in Section 6(b) of the Plan or (B) the expiration of a period of 10 days after the Date of Termination during which the exercise of the Option would not be in violation of such requirements;

(ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iii) the Grantee’s Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;

(iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(e) Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Award Agreement:

(i) the Grantee may exercise his or her unexercised Option or SAR at any time within 12 months from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

(ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iii) the Grantee’s Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;

(iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(f) Death of Grantee. In the event of the death of an Grantee, then, unless otherwise provided by the Award Agreement,

(i) the Grantee’s unexercised Option or SAR may be exercised at any time within 12 months following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall immediately revert to the Plan. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

(ii) the Grantee’s Stock Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;

(iii) the Grantee’s Stock Awards that were not forfeitable immediately before the date of death shall promptly be settled by delivery to the Grantee’s estate or a person who acquired the right to hold the Stock Grant by bequest or inheritance, of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Stock Awards;

(iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.

(g) Buyout Provisions. Except as otherwise provided in this Section 5(g), the Administrator may at any time offer to buy out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made. No such buy out shall occur without the prior approval or consent of the Company’s stockholders. Any such cash offer made to an Officer or Director shall comply with the provisions of Rule 16b-3 relating to cash settlement of stock appreciation rights. This provision is intended only to clarify the powers of the Administrator and shall not in any way be deemed to create any rights on the part of Grantees to buyout offers or payments.

(h) Nontransferability of Awards.

(i) Except as provided in Section 5(h)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.

(ii) Except as provided in Section 5(h)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred to encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Stock Awards, to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(iii) To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Administrator, and subject to such terms and conditions as may be prescribed by the Administrator, a Grantee may transfer an Award to:

(A) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

(B) any person sharing the employee’s household (other than a tenant or employee);

(C) a trust in which persons described in (A) and (B) have more than 50 percent of the beneficial interest;

(D) a foundation in which persons described in (A) or (B) or the Grantee control the management of assets; or

(E) any other entity in which the persons described in (A) or (B) or the Grantee own more than 50 percent of the voting interests;

provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (A) above or the Grantee, in exchange for an interest in such entity.

6. Stock Options.

(a) Limitations.

(i) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Any Option designated as an Incentive Stock Option:

(A) shall not have an aggregate Fair Market Value (determined for each Incentive Stock Option at the Date of Grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Company or any Parent or Subsidiary (“Other Plans”)), determined in accordance with the provisions of Section 422 of the Code, that exceeds $100,000 (the “$100,000 Limit”);

(B) shall, if the aggregate Fair Market Value of Shares (determined on the Date of Grant) with respect to the portion of such grant that is exercisable for the first time during any calendar year (“Current Grant”) and all Incentive Stock Options previously granted under the Plan and any Other Plans that are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be exercisable as follows:

(1) The portion of the Current Grant that would, when added to any Prior Grants, be exercisable with respect to Shares that would have an aggregate Fair Market Value (determined as of the respective Date of Grant for such Options) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit; and

(2) If, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the preceding provisions of this Section 6(a)(i)(B) during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an Incentive Stock Option, but shall be exercisable as a separate Option at such date or dates as are provided in the Current Grant.

(ii) No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 3,000,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If an Option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).

(b) Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be 10 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and, except as otherwise provided in this Section 6(c)(i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.

(A) In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.

(B) Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Administrator determines to be necessary to achieve such preservation of economic value.

(C) Any Option that is granted to a Grantee not previously employed by the Company, or a Parent or Subsidiary, as a material inducement to the Grantee’s commencing employment with the Company may be granted with such exercise price as the Administrator determines to be necessary to provide such material inducement.

(d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.

(e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Administrator:

(i) pursuant to rules and procedures approved by the Administrator, promissory note;

(ii) Mature Shares;

(iii) pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or

(iv) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.

(f) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.

(A) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

(B) An Option may not be exercised for a fraction of a Share.

(C) An Option shall be deemed exercised when the Company receives:

(1) written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4(b) of the Plan or otherwise) from the person entitled to exercise the Option, and

(2) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.

(3) Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

(4) Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

7. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, the Administrator may grant SARs in tandem with an Option or alone and unrelated to an Option. Tandem SARs shall expire no later than the expiration of the underlying Option.

(b) Limitation. No Employee shall be granted, in any fiscal year of the Company, SARs covering more than 3,000,000 Shares. The limitation described in this Section 7(b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If a SAR is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(b).

(c) Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Company (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares over which the SAR is to be exercised. Tandem SARs may be exercised:

(i) with respect to all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option;

(ii) only with respect to the Shares for which its related Option is then exercisable; and

(iii) only when the Fair Market Value of the Shares subject to the Option exceeds the exercise price of the Option.

The value of the payment with respect to the tandem SAR may be no more than 100 percent of the difference between the exercise price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the tandem SAR is exercised.

(d) Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) the excess of the Fair Market Value of a Share on the date of exercise over the SAR exercise price; by

(ii) the number of Shares with respect to which the SAR is exercised;

provided, that the Administrator may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such percentage of the Fair Market Value of a Share on the Date of Grant as the Administrator shall specify. As determined by the Administrator, the payment upon exercise of an SAR may be in cash, in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.

8. Stock Awards.

(a) Authorization to Grant Stock Awards. Subject to the terms and conditions of the Plan, the Administrator may grant Stock Awards to Employees or Consultants from time to time. Each Stock Award shall be evidenced by an Award Agreement that shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Grantee’s interest in the related Stock will be forfeited. No more than 3,000,000 Shares may be granted pursuant to Stock Awards to an individual Grantee in any calendar year.

(b) Code Section 162(m) Provisions.

(i) Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time a Stock Award is granted to a Grantee that such Grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Stock Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, and to the extent the Compensation Committee considers it desirable for compensation delivered pursuant to such Stock Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, then the Compensation Committee may provide that this Section 8(b) is applicable to such Stock Award under such terms as the Compensation Committee shall determine.

(ii) If a Stock Award is subject to this Section 8(b), then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Compensation Committee shall determine the performance targets that will be applied with respect to each Stock Award subject to this Section 8(b) at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to Stock Awards subject to this Section 8(b) will be one or more of the following criteria: (A) stock price; (B) market share; (C) sales; (D) earnings per share, core earnings per share or variations thereof; (E) return on equity; (F) costs; (G) revenue; (H) cash to cash cycle; (I) days payables outstanding; (J) days of supply; (K) days sales outstanding; (L) cash flow; (M) operating income; (N) profit after tax; (O) profit before tax; (P) return on assets; (Q) return on sales; (R) inventory turns; (S) invested capital; (T) net operating profit after tax; (U) return on invested capital; (V) total shareholder return; (W) earnings; (X) return on equity or average shareowners’ equity; (Y) total shareowner return; (Z) return on capital; (AA) return on investment; (BB) income or net income; (CC) operating income or net operating income; (DD) operating profit or net operating profit; (EE) operating margin; (FF) return on operating revenue; (GG) contract awards or backlog; (HH) overhead or other expense reduction; (II) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (JJ) credit rating; (KK) strategic plan development and implementation; (LL) net cash provided by operating activities; (MM) gross margin; (NN) economic value added; (OO) customer satisfaction; (PP) financial return ratios; and/or (QQ) market performance.

(iii) Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of shares granted pursuant to any Stock Award subject to this Section 8(b), nor may it waive the achievement of any performance target established pursuant to this Section 8(b).

(iv) Prior to the payment of any Stock Award subject to this Section 8(b), the Compensation Committee shall certify in writing that the performance target(s) applicable to such Stock Award was met.

(v) The Compensation Committee shall have the power to impose such other restrictions on Stock Awards subject to this Section 8(b) as it may deem necessary or appropriate to ensure that such Stock Awards satisfy all requirements for “performance-based compensation” within the meaning of Code section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

9. Performance Units and Performance Shares.

(a) Grant of Performance Units and Performance Shares. Subject to the terms of the Plan, the Administrator may grant Performance Units or Performance Shares to any Employee or Consultant in such amounts and upon such terms as the Administrator shall determine.

(b) Value/Performance Goals. Each Performance Unit shall have an initial value that is established by the Administrator on the Date of Grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Administrator shall set performance goals that, depending upon the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

(c) Payment of Performance Units and Performance Shares.

(i) Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payment based on the number and value of Performance Units or Performance Shares earned by the Grantee over the Performance Period, determined as a function of the extent to which the corresponding performance goals have been achieved.

(ii) If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Administrator determines appropriate, the Administrator may adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate in order to make them appropriate and comparable to the initial performance goals or Performance Period.

(d) Form and Timing of Payment of Performance Units and Performance Shares. Payment of earned Performance Units or Performance Shares shall be made in a lump sum following the close of the applicable Performance Period. The Administrator may pay earned Performance Units or Performance Shares in cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Administrator. The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

10. Deferral of Receipt of Payment. The Administrator may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the exercise of an Option or SAR, the grant of or the lapse or waiver of restrictions with respect to Stock Awards or the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares. If any such deferral is required or permitted, the Administrator shall establish such rules and procedures for such deferral.

11. Adjustments Upon Changes in Capitalization or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Covered Shares, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Covered Stock, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock.

(b) Change in Control. In the event of a Change in Control, then the following provisions shall apply:

(i) Vesting. Any Award outstanding on the date such Change in Control is determined to have occurred that is not yet exercisable and vested on such date:

(A) shall become fully exercisable and vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Status as an Employee or Consultant does not terminate prior to the Change in Control Anniversary;

(B) shall become fully exercisable and vested on the Date of Termination if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason; or

(C) shall not become full exercisable and vested if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee without Good Reason.

For purposes of this Section 11(b)(i), the following definitions shall apply:

(D) “Cause” means:

(1) A Grantee’s conviction of a crime involving fraud or dishonesty; or

(2) A Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct;

provided, however, that for purposes of Section 11(b)(i)(D)(2), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).

(E) “Good Reason” means:

(1) The assignment to the Grantee of any duties inconsistent in any respect with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Grantee within 30 days following the assignment or other action by the Company;

(2) Any reduction in compensation; or

(3) Change in location of office of more than 35 miles without prior consent of the Grantee.

(ii) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Covered Stock, including Shares as to which the Option or SAR would not otherwise be exercisable.

(iii) Merger or Asset Sale. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Administrator shall, in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Covered Stock, including Shares as to which it would not otherwise be exercisable. If the Administrator makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 15 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase, for each Share of Covered Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Optioned Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.

(iv) Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Company, a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested (including Options and SARs that shall become exercisable and vested pursuant to Section 11(b)(i) above), shall be terminated in exchange for a cash payment equal to the Change in Control Price (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of an Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.

12. Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until October 17, 2011, unless terminated earlier under Section 13 of the Plan.

13. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Furthermore, the Company shall obtain stockholder approval of any modification or amendment of the Plan to the extent that the Board, in its sole and absolute discretion, reasonably determines, in accordance with the requirements of any exchange or quotation system on which the Common Stock is listed or quoted, that such modification or amendment constitutes a material revision or material amendment of the Plan. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

14. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Covered Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 13 of the Plan.

16. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

17. Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon an Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Company, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment or consulting relationship at any time, with or without cause.

18. Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

002CS-6072

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

000004 C123456789 000000000.000000 ext

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 16, 2008.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: 01—Laurence S. Grafstein 02—Mel S. Lavitt 03—Timothy L. Main

04—William D. Morean 05—Lawrence J. Murphy 06—Frank A. Newman

07—Steven A. Raymund 08—Thomas A. Sansone 09—Kathleen A. Walters

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

01 02 03 04 05 06 07 08 09 For All EXCEPT—To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

For Against Abstain

For Against Abstain

2. To approve an amendment to increase the size of the Jabil Circuit, Inc. 2002 Stock Incentive Plan by 2,500,000 shares.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

3. To ratify the appointment of KPMG LLP as Jabil’s independent registered public accountant for the fiscal year ending August 31, 2008.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1	U P X 0 1 5 8 7 5 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00TDUC

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically via the Internet helps reduce Jabil’s mailing and printing costs. To receive future proxy materials electronically, if made available by Jabil, go to: http://www.computershare.com/us/ecomms and follow the instructions provided. Your participation in this program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time by going to: http://www.computershare.com/us/ecomms on the Internet.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — JABIL CIRCUIT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints ROBERT L. PAVER and FORBES I.J. ALEXANDER, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Circuit, Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Circuit, Inc., to be held at the Renaissance Vinoy Golf Club, Sunset Ballroom, 600 Snell Isle Boulevard, St. Petersburg, Florida 33704, on Thursday, January 17, 2008, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR THE AMENDMENT TO INCREASE THE SIZE OF THE JABIL CIRCUIT, INC. 2002 STOCK INCENTIVE PLAN BY 2,500,000 SHARES, (3) FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS JABIL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING AUGUST 31, 2008 AND (4) AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE